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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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THE TRADE DESK, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Trade Desk, Inc.

42 N. Chestnut Street

Ventura, California 93001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held April 30, 2019

To our stockholders:

You are cordially invited to attend the 2019 annual meeting of stockholders of The Trade Desk, Inc. (the “Annual Meeting”) to be held virtually on Tuesday, April 30, 2019, at 2:30 p.m. Pacific Time. You can attend the Annual Meeting via the internet, vote your shares electronically and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/TTD2019 (there is no physical location for the Annual Meeting). You will need to have your 16-Digit Control Number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting.

We are holding the meeting for the following purposes:

1.	To elect three Class III directors;
2.	To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2019;
3.	To conduct a non-binding advisory vote to approve the compensation of our named executive officers; and
4.	To transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

If you owned our Class A common stock or Class B common stock at the close of business on March 4, 2019, you may attend and vote at the meeting. A list of stockholders eligible to vote at the Annual Meeting will be available for review during our regular business hours at our headquarters in Ventura, California for the ten days prior to the meeting for any purpose related to the Annual Meeting. On or about March 19, 2019, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our proxy statement for our Annual Meeting (the "Proxy Statement") and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the "Annual Report"). The Proxy Statement and the Annual Report can be accessed directly at the following Internet address: www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

Your vote is important. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. You may also submit your proxy card or voting instruction card for the meeting by completing, signing, dating and returning your proxy card or voting instruction card in the envelope provided. Any stockholder of record attending the meeting may vote during the meeting, even if you have already returned a proxy card or voting instruction card.

Thank you for your ongoing support of The Trade Desk.

Sincerely,

Jeff T. Green
Chief Executive Officer

Ventura, California

March 19, 2019

YOUR VOTE IS IMPORTANT

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

THE TRADE DESK, INC.

2019 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

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PROXY STATEMENT

2019 ANNUAL MEETING OF STOCKHOLDERS

THE TRADE DESK, INC.

GENERAL INFORMATION

The board of directors of The Trade Desk, Inc. is soliciting proxies for our 2019 annual meeting of stockholders (the “Annual Meeting”) to be held on Tuesday, April 30, 2019, at 2:30 p.m. Pacific Time. This year’s annual meeting will be held entirely via the internet. Stockholders may participate in the annual meeting by visiting the following website: www.virtualshareholdermeeting.com/TTD2019. To participate in the annual meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

The Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access this proxy statement and our annual report is first being mailed on or about March 19, 2019 to stockholders entitled to vote at the Annual Meeting. We also made these materials available on our website at www.thetradedesk.com under the headings “About/Investor Relations” on or about March 19, 2019. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. Unless the context requires otherwise, the words “The Trade Desk,” “we,” “the Company,” “us,” and “our” refer to The Trade Desk, Inc.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING,

THE PROXY MATERIALS AND VOTING YOUR SHARES

WHY DID I RECEIVE A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?

We have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice is being provided in accordance with the Securities and Exchange Commission ("SEC") rules, and contains instructions on how to access our proxy materials. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

WHAT ITEMS WILL BE VOTED ON AT THE ANNUAL MEETING?

There are three items that will be voted on at the Annual Meeting:

1.	The election of three Class III directors;
2.	The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and
3.	The non-binding advisory vote to approve the compensation of our named executive officers.

WHAT ARE OUR BOARD OF DIRECTORS’ VOTING RECOMMENDATIONS?

Our board of directors recommends that you vote your shares “FOR” each of the nominees to the board of directors, “FOR” the ratification of the appointment of PwC, and “FOR” for the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement.

WHAT IS A PROXY?

Our board of directors is soliciting your vote at the Annual Meeting. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy that designation also is called a “proxy” or, if in a written document, a “proxy card.” Jeff Green, Paul Ross and Vivian Yang have been designated as proxies for the Annual Meeting.

WHO CAN VOTE AT THE MEETING?

Only holders of record of our Class A common stock and Class B common stock at the close of business on March 4, 2019, which is the record date, will be entitled to vote at the Annual Meeting. The record date was established by our board of directors. Stockholders of record at the close of business on the record date are entitled to:

•	Receive notice of the meeting; and
•	Vote at the meeting and any adjournments or postponements of the meeting.

On the record date, there were 38,275,443 shares of our Class A common stock outstanding and 6,049,462 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our “common stock.”

IS MY VOTE CONFIDENTIAL?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either among our employees or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to our management.

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A “STOCKHOLDER OF RECORD” AND HOLDING SHARES AS “BENEFICIAL OWNER” (OR IN “STREET NAME”)?

Most stockholders are considered “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name.”

Stockholder of Record: If your shares are registered directly in your name with our transfer agent, you are considered the “stockholder of record” with respect to those shares and we are sending the Notice directly to you to access proxy materials. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote at the Annual Meeting.

Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and proxy materials are being forwarded to you by your broker, bank or nominee (who is considered the stockholder of record with respect to those shares). As a beneficial owner, you have the right to direct your broker, bank or nominee as to how to vote your shares if you follow the instructions you receive from your broker, bank or nominee. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares at the Annual Meeting unless you request, complete and deliver the proper documentation provided by your broker, bank or nominee and bring it with you to the Annual Meeting.

WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?

By Internet: Until 11:59 pm Eastern time on April 29, 2019, you can vote via the Internet by visiting the website noted on your proxy card. Internet voting is available 24 hours a day. We encourage you to vote via the Internet, as it is the most cost-effective way to vote. Beneficial owners may vote by telephone or the Internet if their banks, brokers or nominees make those methods available, by following the instructions provided to them with the proxy materials.

By Telephone: You can also vote your shares by telephone by calling the toll-free telephone number indicated on your proxy card and following the voice prompt instructions. Telephone voting is available 24 hours a day.

By Mail: You can vote your shares by marking, signing and timely returning the proxy card enclosed with the proxy materials that are provided in printed form. Beneficial owners must follow the directions provided by their broker, bank or other nominee in order to direct such broker, bank or nominee as to how to vote their shares.

During the Meeting:  You can vote and submit questions during the meeting by attending the virtual meeting at www.virtualshareholdermeeting.com/TTD2019. Please have your Notice or proxy card in hand when you visit the website.

HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?

A majority of the voting power of all of our issued and outstanding shares of our common stock as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum.

Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, or broker non-votes, if you:

•	Are present and vote at the meeting; or
•	Have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.

If there are not enough shares present both at the meeting and by timely and properly submitted proxy cards to constitute a quorum, the Annual Meeting may be adjourned until such time as a sufficient number of shares are present.

HOW ARE ABSTENTIONS COUNTED?

You may choose to abstain or refrain from voting your shares on one or more issues presented for a vote at the Annual Meeting. However, for purposes of determining the presence of a quorum, abstentions are counted as present. For the purpose of determining whether the stockholders have approved a matter, abstentions are treated as represented and entitled to vote and, therefore, have the same effect on the outcome of a matter being voted on at the Annual Meeting as a vote “AGAINST” or “WITHHELD” except in elections of directors and the advisory vote on the compensation of our named executive officers where abstentions have no effect on the outcome.

WHAT IF A STOCKHOLDER DOES NOT PROVIDE A PROXY OR, IF A PROXY IS RETURNED, IT DOES NOT SPECIFY A CHOICE FOR ONE OR MORE ISSUES?

You should specify your choice for each issue to be voted upon at the Annual Meeting. If no proxy is returned or if a proxy is signed and returned but no specific instructions are given on one or more of the issues to be voted upon at that Annual Meeting, proxies will be voted in accordance with applicable rules, laws and regulations as follows:

Stockholders of Record. If you are a stockholder of record and you do not return a proxy, your shares will not be voted at our Annual Meeting and your shares will not be counted for purposes of determining whether a quorum exists for the Annual Meeting. If you do return a proxy via the Internet, telephone or mail, but you fail to specify how your shares should be voted on one or more issues to be voted upon at the Annual Meeting, then to the extent you did not specify a choice, your shares will be voted: (i) FOR Proposal One for the election of all of the director nominees; (ii) FOR Proposal Two ratifying the selection of PwC as our independent auditors and (iii) on Proposal Three, on a non-binding advisory basis, FOR the approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

Beneficial Owners. If you are a beneficial owner and (i) you do not provide your broker or other nominee who holds your shares with voting instructions, or (ii) you do provide a proxy card but you fail to specify your voting instructions on one or more of the issues to be voted upon at our Annual Meeting, under applicable rules, your broker or other nominee may exercise discretionary authority to vote your shares on routine proposals but may not vote your shares on non-routine proposals.

The shares that cannot be voted by brokers and other nominees on non-routine matters but are represented at the meeting will be deemed present at our Annual Meeting for purposes of determining whether the necessary quorum exists to proceed with the Annual Meeting, but will not be considered entitled to vote on the non-routine proposals.

We believe that under applicable rules Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm is considered a routine matter for which brokerage firms may vote shares that are held in the name of brokerage firms and which are not voted by the applicable beneficial owners.

However, we believe that Proposal One: Election of Directors and Proposal Three: Non-binding, advisory vote to approve the compensation of our named executive officers are considered a non-routine matter under applicable rules. Accordingly, brokers or other nominees cannot vote on this proposal without instructions from beneficial owners.

WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal One—Election of directors

Each director must be elected by a plurality of the votes cast; meaning that the three nominees receiving the most “FOR” votes (among votes properly cast at the meeting or by proxy) will be elected. Only votes “FOR” will affect the outcome. Brokers will not have discretionary voting authority with respect to shares held in street name for their clients. Withheld votes or broker non-votes will not affect the outcome of the vote.

Proposal Two—Ratification of appointment of independent registered public accounting firm

To be approved by our stockholders, a majority of the shares represented and entitled to vote at the Annual Meeting must vote “FOR” this proposal. Brokers will have discretionary voting authority with respect to shares held in street name for their clients, even if the broker does not receive voting instructions from their client. Accordingly, we do not anticipate that there will be any broker non-votes on this proposal; however, any broker non-votes will not be counted as “votes cast” and will therefore have no effect on the proposal.

Proposal Three—Non-binding advisory vote to approve the compensation of the Company's named executive officers

To be approved by our stockholders, a majority of the shares represented and entitled to vote at the Annual Meeting must vote “FOR” this proposal. Brokers will not have discretionary voting authority with respect to shares held in street name for their clients. Withheld votes or broker non-votes will not affect the outcome of the vote.

HOW DO I CHANGE OR REVOKE MY PROXY?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting during the meeting. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that your shares are registered differently or you have multiple accounts. Please vote all of these shares separately to ensure all of the shares you hold are voted.

HOW CAN STOCKHOLDERS SUBMIT A PROPOSAL FOR INCLUSION IN OUR PROXY STATEMENT FOR THE 2020 ANNUAL MEETING?

To be included in our proxy statement for the 2020 annual meeting, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and be received by our Secretary at our principal executive offices no later than November 20, 2019, which is one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first released this proxy statement to stockholders in connection with this year’s annual meeting.

HOW CAN STOCKHOLDERS SUBMIT PROPOSALS TO BE RAISED AT THE 2020 ANNUAL MEETING THAT WILL NOT BE INCLUDED IN OUR PROXY STATEMENT FOR THE 2020 ANNUAL MEETING?

To be raised at the 2020 annual meeting, stockholder proposals must comply with our bylaws. Under our bylaws, a stockholder must give advance notice to our Secretary of any business, including nominations of candidates for election as directors to our board, that the stockholder wishes to raise at our annual meeting. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting. Since our Annual Meeting is on April 30, 2019, stockholder proposals must be received by our Secretary at our principal executive offices no earlier than January 1, 2020 and no later than January 31, 2020, in order to be raised at our 2020 annual meeting.

WHAT IF THE DATE OF THE 2020 ANNUAL MEETING CHANGES BY MORE THAN 30 DAYS FROM THE ANNIVERSARY OF THIS YEAR’S ANNUAL MEETING?

Under Rule 14a-8 of the Exchange Act, if the date of the 2020 annual meeting changes by more than 30 days from the anniversary of this year’s annual meeting, to be included in our proxy statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.

Under our bylaws, if the date of the 2020 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of this year’s annual meeting, stockholder proposals to be brought before the 2020 annual meeting must be delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made.

DOES A STOCKHOLDER PROPOSAL REQUIRE SPECIFIC INFORMATION?

With respect to a stockholder’s nomination of a candidate for our board of directors, the stockholder notice to the Secretary must contain certain information as set forth in our bylaws about both the nominee and the stockholder making the nomination. With respect to any other business that the stockholder proposes, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in our bylaws. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. A copy of our bylaws is available via the website of the Securities and Exchange Commission at http://www.sec.gov. You may also contact our Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHAT HAPPENS IF WE RECEIVE A STOCKHOLDER PROPOSAL THAT IS NOT IN COMPLIANCE WITH THE TIME FRAMES DESCRIBED ABOVE?

If we receive notice of a matter to come before the 2020 annual meeting that is not in accordance with the deadlines described above, we will use our discretion in determining whether or not to bring such matter before such meeting. If such matter is brought before such meeting, then our proxy card for such meeting will confer upon our proxy holders’ discretionary authority to vote on such matter.

WHAT HAPPENS IF ADDITIONAL MATTERS ARE PRESENTED AT THE ANNUAL MEETING?

Other than the three items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Jeff Green, Paul Ross and Vivian Yang, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of the nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our board of directors.

WHO BEARS THE COST OF THIS SOLICITATION?

We pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition, we may reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of our directors, officers and employees, personally or by mail, telephone, facsimile, email or other means of communication (electronic or otherwise). No additional compensation will be paid for such services.

WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be available on our website.

PROPOSAL ONE:

ELECTION OF DIRECTORS

In voting on the election of our director nominees, stockholders may:

•	Vote in favor of all nominees;
•	Vote in favor of specific nominees; or
•	Withhold votes as to specific nominees.

Assuming a quorum is present; directors will be elected by a plurality of the votes cast.

Our bylaws provide that the authorized number of directors shall be determined from time to time by resolution of the board of directors, provided the board of directors shall consist of at least one member. Our board of directors approved an increase in the size of our board of directors from six members to seven members, effective on May 23, 2018, and an increase in the size of our board of directors from seven members to eight members, effective on March 14, 2019. At the time of our Annual Meeting, our board of directors will be comprised of eight directors. Our certificate of incorporation provides that the board of directors shall be divided into three classes, each consisting of as nearly one-third of the total number of directors as possible. Each class of directors serves a three-year term expiring at the annual meeting of stockholders in the year listed in the table below:

Class I (2020)	Class II (2021)	Class III (2019)
Jeff T. Green	Thomas Falk	Lise J. Buyer
Eric B. Paley	Gokul Rajaram	Kathryn E. Falberg
	Brian Stempeck	David B. Wells

Based on the recommendation of the nominating and corporate governance committee, the board of directors has nominated Lise J. Buyer, Kathryn E. Falberg and David B. Wells for election as Class III directors, each to serve a three-year term that expires at the annual meeting of stockholders in 2022 and until their successors are duly elected and qualified. Mses. Buyer and Falberg and Mr. Wells are currently serving as Class III directors. Each of Mses. Buyer and Falberg and Mr. Wells has consented to serve for a new term.

Directors listed in Class I and Class II above are not being elected this year and will continue in office for the remainder of their terms, as described above, unless such directors resign or their service as directors otherwise ceases in accordance with our certificate of incorporation or bylaws.

Vote Required

The Class III directors being voted on this year are elected by a plurality of the votes actually cast. This means that the director nominee with the most affirmative votes for a particular seat is elected for that seat. Abstentions have no effect on the outcome of the vote.

It is the intention of the persons named as proxies herein to vote in favor of the candidates nominated by the board of directors unless such authority is withheld, either by affirmative vote of the stockholders or deemed withheld by the failure of stockholders to submit their votes. If any nominee should not be available for election, the proxies will be voted in the best judgment of the persons authorized as proxies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES.

Information Concerning Director Nominees

The name and age of each nominee for director, his or her position with us, the year in which he or she first became a director, and certain biographical information as of March 14, 2019 is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
Lise J. Buyer	59	Director	March 2019
Kathryn E. Falberg	58	Director	August 2016
David B. Wells	47	Director	December 2015

Lise J. Buyer has served as a member of our board of directors since March 2019. Since August 2006, Ms. Buyer has served as principal of Class V Group LLC, a consulting firm that advises companies on initial public offerings and other market strategies. From August 2005 to August 2006, she served as Vice President of Tellme Networks, Inc., a private Internet telephone business. Between April 2003 and August 2005, Ms. Buyer served as the Director of Business Optimization at Google. From September 2002 to March 2003, she served as a consultant and the Director of Research for Vista Research LLC, an independent equity research firm in New York, New York. From May 2000 to July 2002 she was a General Partner at Technology Partners, a Palo Alto, California venture capital firm. Ms. Buyer was the Director of Internet/New Media Research at Credit Suisse First Boston from July 1998 to May 2000. Prior to that, she spent 6 years as Vice President at T. Rowe Price working predominantly on its Science and Technology Fund, and the preceding 9 years as an institutional equity investor and analyst of both the technology and media industries. Ms. Buyer served on the board of directors of publicly traded Greenfield Online Inc., an online survey company, from April 2004 until it was acquired by Microsoft. Ms. Buyer received a B.A. in Economics and Geology from Wellesley College and an M.B.A. from the Owen Graduate School of Management at Vanderbilt University.

We believe that Ms. Buyer is qualified to serve on our board of directors due to her extensive management experience, high-growth company background and strategic leadership track record.

Kathryn E. Falberg has served as a member of our board of directors since August 2016. Ms. Falberg served as executive vice president and chief financial officer of Jazz Pharmaceuticals, PLC, a biopharmaceutical company, from March 2012 to March 2014 after serving as senior vice president and chief financial officer since December 2009. Ms. Falberg currently serves on the board of directors of Aimmune Therapeutics, Arcus Biosciences, Urogen Pharma and Tricida, Inc., and previously served on a number of boards including Axovant Sciences, BioMarin Pharmaceutical, Medivation, Halozyme Therapeutics and aTyr Pharma. Ms. Falberg received an M.B.A. and B.A. in Economics from the University of California, Los Angeles and is a Certified Public Accountant (inactive).

We believe that Ms. Falberg is qualified to serve on our board of directors due to her extensive management experience, strategic leadership track record, and service on other boards of directors.

David B. Wells has served as a member of our board of directors since December 2015. Mr. Wells served as the chief financial officer of Netflix, Inc., a media-services provider, for 8 years, retiring in early 2019 after nearly 15 years with the company and having served as vice president of financial planning and analysis prior to chief financial officer. Prior to Netflix, Mr. Wells served in progressive roles as a management consultant with Deloitte Consulting. Mr. Wells received a B.S. in Commerce and English from the University of Virginia and an M.B.A./M.P.P. Magna Cum Laude from the University of Chicago.

We believe that Mr. Wells is qualified to serve on our board of directors due to his extensive management experience, high-growth company background and strategic leadership track record.

Information Concerning Directors Continuing in Office

The name and age of each director continuing in office, his or her position with us, the year in which he or she first became a director, and certain biographical information as of March 4, 2019 is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
Jeff T. Green	41	President and Chief Executive Officer, Director	November 2009
Thomas Falk	40	Director	May 2012
Eric B. Paley	43	Director	March 2010
Gokul Rajaram	44	Director	May 2018
Brian J. Stempeck	40	Chief Strategy Officer, Director	January 2019

Jeff T. Green has served as our president and chief executive officer and as a member of our board of directors since November 2009. Prior to joining The Trade Desk and from May 2004 to October 2009, Mr. Green founded AdECN, the world’s first online advertising exchange. As chief operating officer of AdECN, he led all strategy, product and business development. At Microsoft, Mr. Green oversaw the AdECN exchange business, as well as all reseller and channel partner business. Mr. Green has also played a leadership role in the ad tech industry, having served on the Networks and Exchanges Quality Assurance Guidelines Committee for the Internet Advertising Bureau, or (“IAB”), from 2011 to 2012. At IAB, Mr. Green led working groups that established rules and best practices for acquiring inventory, and set data transaction standards.

We believe that Mr. Green is qualified to serve on our board of directors due to his extensive management experience and sophisticated industry background.

Thomas Falk has served as a member of our board of directors since May 2012. Since March 2007, he has been with eValue Group where he currently serves as chief executive officer. eValue Group consists of the publicly traded eValue Europe AG, the media investment bank Digital Capital Advisors and the investment fund Revel Partners. Mr. Falk serves on the board of directors of numerous private companies. Previously, Mr. Falk served as president EMEA of Doubleclick after selling his company, Falk eSolutions, to Doubleclick.

We believe that Mr. Falk is qualified to serve on our board of directors due to his extensive entrepreneurial background, strategic leadership track record and service on other boards of directors of technology companies.

Eric B. Paley has served as a member of our board of directors since March 2010. Since January 2009, he has served as a co-founder and managing partner at Founder Collective, a seed stage venture capital fund. Mr. Paley serves on the board of directors of numerous private companies. From October 2002 to December 2008, Mr. Paley served as the chief executive officer and a co-founder of Brontes Technologies, a company offering advanced dental imaging technology solutions, which was acquired by 3M in October 2006. Mr. Paley received a B.A. in Government from Dartmouth College and an M.B.A. from the Harvard Business School.

We believe that Mr. Paley is qualified to serve on our board of directors due to his extensive management experience, entrepreneurial background and strategic leadership track record.

Gokul Rajaram has served as a member of our board of directors since May 2018. Mr. Rajaram has served as the Lead for Caviar, a food delivery service owned by Square (SQ), a technology company that provides tools for businesses. Before joining Square in July 2013, Mr. Rajaram was Product Director, Ads at Facebook, Inc. from September 2010 to June 2013. Mr. Rajaram was Co-Founder and Chief Executive Officer of Chai Labs, a semantic technology startup, from December 2007 until its acquisition by Facebook in September 2010. Prior to Chai Labs, Mr. Rajaram served as Product Management Director for Google AdSense from January 2003 to November 2007. Mr. Rajaram served on the board of directors of publicly-traded RetailMeNot from October 2013 until it was taken private in May 2017. Mr. Rajaram holds an M.B.A. from the Massachusetts Institute of Technology Sloan School of Management, a M.S. in computer science from the University of Texas and a B. Tech in computer science from the Indian Institute of Technology Kanpur.

We believe that Mr. Rajaram is qualified to serve on our board of directors due to his management experience, entrepreneurial background and strategic leadership track record.

Brian J. Stempeck has served as the Company’s chief strategy officer and as a member of our board of directors since January 2019. He previously served as the Company’s chief client officer since February 2015, and prior to that, as senior vice president of strategic business development. Mr. Stempeck initially joined the Company in June 2010. Mr. Stempeck has spent the majority of his career in online media and marketing. Prior to working for the Company, Mr. Stempeck worked for Unilever in brand management on the Dove brand, and at Bain & Company (“Bain”), the strategy consulting firm. At Bain, he advised Fortune 500 clients in the retail and pharmaceutical sectors on online marketing strategies, and also worked for Bain’s private equity practice. He started his career as a political journalist with E&E Publishing (“E&E”), and launched E&E’s online video division in 2006. Mr. Stempeck currently serves on the board of directors of the Ad Council. Mr. Stempeck received a B.A. in English Literature from the University of Virginia and an M.B.A. from the Kenan-Flagler Business School, University of North Carolina at Chapel Hill.

We believe that Mr. Stempeck is qualified to serve on our board of directors due to his extensive management experience and industry background.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

On the recommendation of our audit committee, our board of directors has appointed PwC, an independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2019 and attest to the Company’s internal control over financial reporting as of December 31, 2019. We are submitting this selection to our stockholders for ratification. Although we are not required to seek stockholder approval for this appointment, we believe it is sound corporate practice to do so. Representatives from PwC will be in attendance at the Annual Meeting to respond to any appropriate questions and will have the opportunity to make a statement, if they so desire.

In the vote on the ratification of the selection of PwC as our independent auditors, stockholders may:

•	Vote in favor of ratification;
•	Vote against ratification; or
•	Abstain from voting on ratification.

Vote Required for Approval

Assuming a quorum is present, the selection of PwC as our independent auditors will be ratified if the affirmative vote of a majority of the shares represented and entitled to vote on the matter at the meeting is obtained. In the event that the stockholders do not ratify the selection of PwC, the appointment of the independent auditors will be reconsidered by the audit committee of the board of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

Auditor Information

Set forth below are the fees for services rendered by PwC for the fiscal years ended December 31, 2018 and 2017:

Fee Category	2018	2017
Audit Fees(1)	$2,837,094	$3,071,393
Audit-Related Fees(2)	—	104,800
Tax Fees(3)	830,931	452,807
All Other Fees(4)	2,700	2,700
Total	$3,670,725	$3,631,700

(1)

Audit Fees for 2018 and 2017 cover professional services rendered for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q, audit of our internal control over financial reporting, and services normally provided by the accountant in connection with statutory and regulatory filings or engagements. The 2017 audit fees have been updated to reflect additional fees which had not been finalized at the time the 2018 proxy statement was issued. In 2017, Audit Fees included fees of $284,740 related to our secondary offerings, consents, comfort letters and reviews of other documents filed with the SEC.

(2)	Audit-Related Fees for 2017 relate to accounting due diligence services related to a potential acquisition.
(3)	Tax Fees cover tax compliance, advice, and planning services and consisted primarily of review of consolidated federal income tax returns and foreign tax planning and advice.
(4)	All Other Fees are related to license fees for accounting research software.

The audit committee has adopted policies and procedures regarding pre-approval of permitted audit and non-audit services. Each year, and as needed at other times during the year, (1) the independent registered public accounting firm will submit to the audit committee for approval the terms, fees and conditions of the Company’s engagement of the independent registered public accounting firm to perform an integrated audit of the Company’s consolidated financial statements and to review the Company’s interim financial statements; and (2) management and the independent registered public accounting firm will submit to the audit committee for approval a written pre-approval request of additional audit and non-audit services to be performed for the Company during the year, including a budgeted range of fees for each category of service outlined in such request. The audit committee has designated the audit committee chair to have the authority to pre-approve interim requests for permissible services that were not contemplated in the engagement letter or in pre-approval requests. The audit committee chair may approve or reject any interim service requests and shall report any interim service pre-approvals at the next regular audit committee meeting. All services provided by PwC during the fiscal years ended December 31, 2018 and 2017 were pre-approved by the audit committee.

PROPOSAL THREE:

NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, not less frequently than once every three years, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Our compensation programs are designed to effectively align our executives' interests with the interests of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.

Stockholders are urged to read the section titled “Compensation Discussion and Analysis” in this proxy statement, which discusses how our executive compensation policies and practices implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. Our Board of Directors and our Compensation Committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the stockholders hereby approve, on a non-binding advisory basis, the compensation paid to the Company's named executive officers, as disclosed in the Company's proxy statement for the 2019 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including the compensation tables and the narrative discussions that accompany the compensation tables.

Vote Required for Approval

The approval of this advisory non-binding proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present at the meeting or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on this proposal.

The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or our Compensation Committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, our Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), except to the extent the Company specifically incorporates it by reference into such filing.

The audit committee of our board of directors is comprised of three members and acts under a written charter that has been approved by our board of directors. The members of the audit committee are independent directors, based upon standards set forth in applicable laws, rules, and regulations. The audit committee has reviewed and discussed the audited financial statements with management, and has discussed with PwC the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board.

The audit committee has also received the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the audit committee concerning independence, and has discussed with PwC its independence.

Management is responsible for the company’s financial reporting process and the system of internal controls, including internal control over financial reporting, and procedures designed to promote compliance with accounting standards and applicable laws and regulations. PwC is responsible for the audit of the consolidated financial statements and the Company's internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The audit committee’s responsibility is to monitor and oversee these processes and procedures. The members of the audit committee are not professionally engaged in the practice of accounting or auditing and are not professionals in these fields. The audit committee relies, without independent verification, on the information provided by and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity, and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The audit committee also relies on the opinion of PwC on the consolidated financial statements and internal controls over financial reporting.

The audit committee’s meetings facilitate communication among the members of the audit committee, management and PwC. The audit committee separately met with PwC, with and without management, to discuss the results of their examinations and their observations and recommendations regarding our internal controls. The audit committee also met separately with management.

Based on its discussions with management and PwC, and its review of the representations and information provided by management and PwC, the audit committee recommended to our board of directors that our audited financial statements for the fiscal year ended December 31, 2018 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

By order of the audit committee of the board of directors of The Trade Desk,

AUDIT COMMITTEE

David B. Wells (Chairperson)

Kathryn E. Falberg

Thomas Falk

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Leadership Structure of the Board of Directors

Our board of directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. Our bylaws and corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of chairman of the board of directors and chief executive officer.

Our board of directors currently believes that our existing leadership structure, under which our chief executive officer, Mr. Green, serves as chairman of our board of directors is effective. Mr. Green’s knowledge of the issues, opportunities and risks facing us, our business and our industry renders him best positioned among our directors to fulfill the chairman’s responsibility to develop agendas that focus the time and attention of our board of directors on the most critical matters.

Our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

We do not currently have a lead independent director, but the independent directors may elect a lead independent director at a future time, in accordance with our Bylaws.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with our board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related-persons transactions. Our nominating and governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation programs, policies and practices have the potential to encourage excessive risk-taking.

Board Meetings

Our board of directors held a total of four meetings during 2018. Each director attended at least 75% of the total number of board of directors and committee meetings that were held during the time he or she was a director in 2018.

Board Committees

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

•	appoints our independent registered public accounting firm;
•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;
•	determines the engagement of the independent registered public accounting firm;
•	reviews and approves the scope of the annual audit and the audit fee;

•	discusses with management and the independent registered public accounting firm the results of the annual integrated audit and the review of our quarterly financial statements;
•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;
•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;
•

is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviews the adequacy of internal financial controls with management and the Company's independent registered public accounting firm;
•	reviews our critical accounting policies and estimates; and
•	reviews the audit committee charter and the committee’s performance at least annually.

The members of our audit committee are Messrs. Wells (chairperson) and Falk, and Ms. Falberg. Mr. Paley served as a member of our audit committee during 2018, before stepping down on January 22, 2019. Mr. Falk joined our audit committee on January 22, 2019. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and The NASDAQ Stock Market LLC (“NASDAQ”). Our board of directors has determined that Mr. Wells is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our board of directors has determined that each of Messrs. Wells, Falk and Paley, as well as Ms. Falberg, are independent under the heightened audit committee independence standards of the SEC and NASDAQ. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the charter of our audit committee is available on our website at http://investors.thetradedesk.com/.

During 2018, our audit committee met four times in person or by telephone.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our executive officers and employees. Among other matters, our compensation committee:

•	reviews and recommends corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers;
•	evaluates the performance of our executive officers in light of those goals and objectives, and approves the compensation of these executive officers based on such evaluations;
•	reviews and approves or recommends to our board of directors the grant of stock options and other awards under our stock plans;
•	reviews and recommends to our board of directors the compensation of our non-employee directors; and
•	reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance by our compensation committee with its charter.

In fulfilling its responsibilities, the compensation committee has the authority to delegate any or all of its responsibilities to a subcommittee of the compensation committee, which it has not done to date. The compensation committee also has the authority to authorize an officer of the Company to grant rights or options to officers (other than executive officers) and employees, in a manner that is in accordance with applicable law, which it has previously authorized our chief executive officer and chief financial officer to do for certain employee grants.

The members of our compensation committee are Ms. Falberg (chairperson), and Messrs. Rajaram and Wells. Mr. Falk served as a member of our compensation committee through August 2, 2018. Mr. Rajaram joined our compensation committee on August 2, 2018.

Each of the members of our compensation committee is independent under the applicable rules and regulations of NASDAQ, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code (the “Code”). Our compensation committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the charter of our compensation committee is available on our website at http://investors.thetradedesk.com/.

During 2018, our compensation committee met four times in person or by telephone.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters.

The members of our nominating and corporate governance committee are Ms. Falberg (chairperson), and Messrs. Paley and Rajaram. Each of the members of our nominating and corporate governance committee is an independent director under the applicable rules and regulations of NASDAQ. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the charter of our nominating and corporate governance committee is available on our website at http://investors.thetradedesk.com/.

During 2018, our nominating and corporate governance committee met three times in person or by telephone.

Compensation Committee Interlocks and Insider Participation

During 2018, Ms. Falberg, and Messrs. Falk, Rajaram and Wells all served as members of our compensation committee. Mr. Falk served until August 2, 2018. Mr. Rajaram joined the compensation committee on August 2, 2018. None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee.

Identifying and Evaluating Director Nominees

Our nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

•	personal and professional integrity;

•	ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the industries in which we compete;

•	experience as a board member or executive officer of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	conflicts of interest; and

•	practical and mature business judgment.

Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders' best interests. Our board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. Although the nominating and corporate governance committee may consider whether nominees assist in achieving a mix of board members that represents a diversity of background and experience, which is not only limited to race, gender or national origin, we have no formal policy regarding board diversity.

Stockholder Recommendations and Nominations to the Board of Directors

Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual's name and qualifications to our Chief Legal Officer c/o The Trade Desk, Inc., 42 N. Chestnut St., Ventura, CA 93001, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.thetradedesk.com. Any amendments to the code of business conduct and ethics, or any waivers of its requirements, will be disclosed on our website. The reference to our web address does not constitute incorporation by reference of the information contained at, or available through, our website.

Stockholder Communications with the Board of Directors

Stockholders and other parties interested in communicating directly with the board of directors may do so by writing to: Board of Directors, c/o The Trade Desk, Inc., 42 N. Chestnut St., Ventura, CA 93001. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our audit committee and handled in accordance with applicable procedures established by the audit committee.

Independence of the Board of Directors

Our board of directors currently consists of eight members. Our board of directors has determined that all of our directors, other than Ms. Buyer, Mr. Green, our chief executive officer, and Mr. Stempeck, our chief strategy officer, qualify as “independent” directors in accordance with the NASDAQ listing requirements. In addition, as required by NASDAQ rules, our board of directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers. We expect Ms. Buyer to qualify as an “independent” director in accordance with the NASDAQ listing requirements as of May 5, 2019.

Director Attendance at Annual Meetings of Stockholders

Directors are encouraged, but not required, to attend our annual meetings of stockholders. All seven of our directors then serving on the board of directors attended the 2018 annual meeting of stockholders.

Whistleblower Procedures

In accordance with the Sarbanes-Oxley Act of 2002, we have established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission of concerns regarding accounting or auditing matters. If an individual has a concern regarding questionable accounting, internal accounting controls or auditing matters, or the reporting of fraudulent financial information, such individual may report his or her concern by sending a letter (which may be anonymous at the discretion of the reporting person), to us at our principal executive offices to the attention of the chief legal officer and to the chair of the audit committee. Individual employees may also report their concerns by telephone or online (which may be anonymous at the discretion of the reporting person) by using our ethics reporting system accessible through our website. Such complaints received by telephone or via online reporting system, are promptly sent to the chief legal officer and to the chair of the audit committee.

Limitation on Liability and Indemnification Matters

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation and bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers and management as of March 19, 2019:

Name	Age	Position(s)
Jeff T. Green	41	President and Chief Executive Officer, Director
Paul E. Ross	45	Chief Financial Officer
Brian J. Stempeck	40	Chief Strategy Officer, Director
David R. Pickles	41	Chief Technology Officer
Susan M. Vobejda	53	Chief Marketing Officer
Vivian W. Yang	51	Chief Legal Officer

Jeff T. Green. See Proposal One: Election of Directors for Mr. Green’s biographical information.

Paul E. Ross has served as our chief financial officer since November 2014. Prior to The Trade Desk, Mr. Ross independently served as a contract, part-time or interim chief financial officer for several companies, including as the interim chief financial officer and principal accounting officer of DecisionPoint Systems, Inc., an enterprise mobility systems integrator, from September 2012 to February 2013. Mr. Ross served as the chief financial officer and principal accounting officer of GenMark Diagnostics, Inc. from April 2011 until April 2012 and served as its treasurer and secretary. He served as chief financial officer of Teledata Technology Solutions Limited from October 2009 until April 2011. Mr. Ross served as chief financial officer, principal accounting officer and senior vice president of Finance at Meade Instruments Corp. from March 2007 to April 2009. From May 2005 to March 2007, Mr. Ross served as chief financial officer and treasurer of Power-One, Inc. (now ABB Product Group Solar). From April 2001 to May 2005, he held various positions with Power-One including corporate controller, vice president of finance, director of corporate finance, and manager of financial planning and reporting. He acquired his certified public accountant license from California while at PricewaterhouseCoopers LLP. Mr. Ross received a B.A. degree in History from University of California, Los Angeles and an M.B.A. from the USC Marshall School of Business.

Brian J. Stempeck. See Proposal One: Election of Directors for Mr. Stempeck’s biographical information.

David R. Pickles has served as our chief technology officer since March 2010. Prior to The Trade Desk, he was with Microsoft Corporation where he served as development lead from September 2008 to March 2010 and senior software development engineer from March 2008 to September 2008. From May 2004 to February 2008 he served as senior database engineer at CallWave, Inc., where he was involved in building all back end components of the system: client session management services, telephone call handling services, client registration services, B2B integrations with all major telephone carriers, and complex high performance database systems (including a custom billing and CRM system). Mr. Pickles received a B.S. in Computer Science from University of California, Santa Barbara.

Susan M. Vobejda has served as our chief marketing officer since November 2017. Prior to joining The Trade Desk, Ms. Vobejda held marketing and business executive roles at leading technology, media and retail companies. Most recently, Ms. Vobejda served as executive vice president and chief marketing officer of Tory Burch LLC. Prior to this role, Ms. Vobejda was the founding executive and general manager of Bloomberg’s Media Distribution division. Before joining Bloomberg in 2009, Ms. Vobejda held marketing leadership roles at Yahoo, Gap Inc., and Walmart.com. She began her career at Leo Burnett Worldwide and Bankers Trust Company. Ms. Vobejda currently serves on the board of directors of Cision Ltd and the Lulu and Leo Fund. Ms. Vobejda received a B.A. degree in economics from Carleton College and an M.B.A. from Harvard Business School.

Vivian W. Yang has served as our chief legal officer since August 2016. Ms. Yang has extensive experience in the media and technology industry, most recently serving as Chief Administrative Officer and General Counsel of RealD, a NYSE-listed company that develops and licenses 3D and other visual technologies globally. She joined RealD in April 2014 and left in August 2016 to join The Trade Desk. Before RealD, from March 2009 to March 2014, Ms. Yang was SVP & General Counsel for CityGrid Media, a digital advertising network owned by IAC. Previously, she was SVP, Business Affairs, Finance and Administration of the Global Media Group at Time Warner. She has held senior positions with eCompanies and Sony Pictures. Ms. Yang started her legal career at Latham & Watkins after receiving her JD from Georgetown University Law Center. She earned a B.S. in Accounting from The Pennsylvania State University and was a certified public accountant with KPMG prior to starting her legal career.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the compensation program for our Named Executive Officers (“NEOs”). During 2018, these individuals were:

•	Jeff T. Green, our Chief Executive Officer (“CEO”);
•	Paul E. Ross, our Chief Financial Officer;
•	Robert D. Perdue, our Chief Operating Officer;
•	Brian J. Stempeck, our Chief Strategy Officer;
•	David R. Pickles, our Chief Technology Officer;
•	Susan M. Vobejda, our Chief Marketing Officer; and
•	Vivian W. Yang, our Chief Legal Officer.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2018. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why our compensation committee arrived at the specific compensation decisions for our executive officers, including our NEOs, for 2018, including the key factors that the compensation committee considered in determining their compensation.

Executive Summary

Who We Are

We are a technology company that empowers buyers of advertising. Through our self-service, cloud-based platform, ad buyers can create, manage, and optimize more expressive data-driven digital advertising campaigns across ad formats, including display, video, audio, native and social, on a multitude of devices, such as computers, mobile devices, and connected TV (CTV). Our platform’s integrations with major data, inventory, and publisher partners provides ad buyers reach and decisioning capabilities, and our enterprise APIs enable our customers to develop on top of the platform.

2018 Business Highlights

During 2018, we continued to demonstrate our success in the marketplace as an independent platform buying media at scale, objectively, across digital channels and devices. We recorded advances across all channels in our business, including mobile, audio and CTV which contributed to strong revenue growth and adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”). Adjusted EBITDA is a financial measure not presented in accordance with generally accepted accounting principles (“GAAP”). For a definition of Adjusted EBITDA, an explanation of our management’s use of this measure and a reconciliation of net income to Adjusted EBITDA, see Appendix A to this proxy statement. Our key highlights for 2018 were as follows:

•	Revenue: Our total revenue grew to $477.3 million, up 55% compared with revenue of $308.2 million in 2017.
•	Net Income: Our net income grew to $88.1 million compared with net income of $50.8 million in 2017.
•	Adjusted EBITDA: Our Adjusted EBITDA grew to $159.4 million, up 67%, compared with Adjusted EBITDA of $95.4 million in 2017.
•	Continued Share Gain: Our gross spend on the platform was over $2.3 billion, a 51% increase from 2017.

•	Continued Omnichannel Growth: Omnichannel solutions remain a strategic focus for us as the industry continues shifting toward transparency and programmatic buying. Specific channel highlights include:
o	CTV grew over 800% from 2017 to 2018.
o	Audio grew over 230% from 2017 to 2018.
o	Mobile video grew over 130% from 2017 to 2018.
o	Mobile in-app grew over 90% from 2017 to 2018.
•	Strong Customer Traction and Retention: We ended 2018 with 742 active customers and customer retention remained over 95% during the fourth quarter, as it has for the previous 20 quarters.
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New Products and Features: On June 26, 2018, The Trade Desk launched a range of new products that helps advertisers use data-driven insights to plan, forecast, and buy digital media more effectively than ever before. Collectively referred to as the Next Wave, this release included three transformative products:

o

Koa™ is powerful AI that improves advertisers’ decisioning and accelerates campaign performance. Koa’s robust and transparent forecasting engine is built on The Trade Desk’s valuable data set – including about nine million queries every second – to help buyers extend audience reach and spend more efficiently.

o	The Trade Desk Planner is a data-driven media planning tool that delivers audience insights and informs ad strategies across channels and devices.
o

Megagon™ is an intuitive new user interface that proactively surfaces tailored insights and offers Koa recommendations to help advertisers make real-time optimization decisions. Megagon helps buyers save time and advertising budget without sacrificing transparency and control.

•	Global Footprint Expansion: In 2018, we broadened our coverage with the opening of our Toronto office.
•	Best Places to Work: The Trade Desk was ranked #2 among the 100 Best Medium Workplaces 2018 by Fortune and was ranked as one of the best software companies to work for in 2018 according to Glassdoor.

2018 Executive Compensation Highlights

Based on our overall operating environment and these results, the compensation committee took the following key actions with respect to the compensation of our NEOs for and during 2018:

•	Base Salary: Approved annual base salary increases for each of our NEOs, including a base salary increase to $800,000 for our CEO.

•	Annual Cash Incentive Awards: Approved annual cash incentive awards of $2,083,958 for our CEO and $1,041,979 for each of our other NEOs.

•

Long-Term Incentive Compensation: Granted long-term incentive compensation opportunities in the form of time-based restricted stock awards covering our Class A Common Stock and options to purchase shares of Class A Common Stock, with an aggregate grant date fair value of approximately $7.7 million to our CEO, approximately $4.9 million to our chief operating officer and approximately $2.7 million to each of our other NEOs.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

WHAT WE DO	WHAT WE DON’T DO

  ☑   Maintain an Independent Compensation Committee. The compensation committee consists solely of independent directors.

  ☑   Retain an Independent Compensation Advisor. The compensation committee engaged its own compensation advisor to provide information and analysis with its 2018 compensation review, and other advice on executive compensation independent of management. This consultant performed no consulting or other services for us in 2018.

  ☑   Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

  ☑  Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on our performance, as well as equity based, to align the interests of our executive officers and stockholders.

  ☑  Use a Pay-for-Performance Philosophy. The majority of our executive officers’ compensation is linked to corporate performance; we also structure their target total direct compensation opportunities with a significant long-term equity component, thereby making a substantial portion of each executive officer’s target total direct compensation dependent upon our stock price performance.

  ☑  Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.

  ☒  No Executive Retirement Plans. We do not offer pension arrangements or retirement plans or arrangements to our executive officers that are different from or in addition to those offered to our other employees.

  ☒  Limited Perquisites. We provide limited perquisites or other personal benefits to our executive officers.

  ☒  No Special Welfare or Health Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

  ☒  No Post-Employment Tax Payment Reimbursement. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.

  ☒   No Hedging or Pledging of Our Equity Securities. We prohibit our executive officers, the members of our Board of Directors and other employees from hedging or pledging our equity securities.

  ☒  No Stock Option Re-pricing. Our employee stock plan does not permit options or stock appreciation rights to be repriced to a lower exercise or strike price without the approval of our stockholders.

Say-on-Pay Vote on Executive Compensation

In prior years, we were transitioning from an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012 and were not required to hold a non-binding, advisory vote on the compensation of our named executive officers (a "Say-on-Pay vote"). At the 2019 Annual Meeting of Stockholders, we will be conducting our first Say-on-Pay vote as described in Proposal No. 3 of this proxy statement. We will hold such Say-on-Pay votes every three years, as approved by our stockholders in a non-binding advisory vote at our 2018 Annual Meeting of Stockholders (the “Say-on-Frequency” vote). Because we value the opinions of our stockholders, the board of directors and our compensation committee will consider the outcome of the Say-on-Pay vote, and the related Say-on-Frequency vote, as well as feedback received throughout the year, when making compensation decisions for our named executive officers in the future.

Executive Compensation Philosophy

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•	establish compensation opportunities that are competitive, reward performance and maintain internal equity;
•	attract, motivate and retain highly-talented executive officers; and
•	align the interests of our executive officers with the interests of our stockholders to drive the creation of sustainable long-term value.

Executive Compensation Program Design

Our current practice is to combine a mixture of compensation elements that balance achievement of our short-term goals with the creation of sustainable long-term value. We provide short-term annual cash incentive award opportunities which focus on our yearly operating results, and we provide long-term incentive compensation opportunities in the form of equity awards. We do not have a specific policy on the percentage allocation between short-term and long-term compensation elements.

We also believe that the compensation of our CEO should be primarily influenced by our overall financial performance. The compensation committee endeavors to set the compensation of our CEO within a range of compensation provided to similarly-situated chief executive officers of the companies in our compensation peer group, as adjusted by its consideration of the particular factors influencing our performance.

Executive Compensation Governance

Role of the Compensation Committee

The compensation committee reviews and sets the compensation of our executive officers, including the NEOs, and reviews and makes recommendations to our board of directors regarding director compensation. The compensation committee also reviews and approves or makes recommendations to our board of directors regarding our incentive compensation and equity-based plans and arrangements, including overseeing and evaluating the compensation plans, policies and practices applicable to our CEO and our other executive officers. The compensation committee retains a compensation consultant (described below) to provide support in its review and assessment of our executive compensation program.

Compensation-Setting Process

The compensation committee reviews the compensation arrangements and determines the target total direct compensation for our executive officers, including our NEOs. An annual cash incentive award plan for the upcoming fiscal year is adopted prior to the beginning of each year, typically in December. Equity awards are typically granted annually, also in December. Base salary adjustments are generally effective at the beginning of January of each year.

The compensation committee does not use a single method or measure in arriving at its compensation decisions. When making its determinations with respect to the amount of each compensation element and approving each compensation element and the target total direct compensation opportunity for our executive officers, the compensation committee considers the following factors:

•	our performance against the financial and operational objectives established by the compensation committee and our board of directors;
•	each individual executive officer’s skills, experience and qualifications relative to other similarly-situated executives at the companies in our compensation peer group;

•	the scope of each executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group;
•

the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and work as part of a team, all of which reflect our core values;

•	compensation parity among our executive officers;
•	our financial performance relative to our peers;
•	the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels; and
•	the recommendations provided by our CEO with respect to the compensation of our other executive officers.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.

Role of Chief Executive Officer

In discharging its responsibilities, the compensation committee works with members of our management, including our CEO. Our management assists the compensation committee by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters. The compensation committee solicits and reviews our CEO’s recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures and other compensation-related matters for our executive officers (other than with respect to his own compensation).

The compensation committee reviews and discusses these recommendations and proposals with our CEO and considers them as one factor in determining the compensation for our executive officers, including our other NEOs. Our CEO recuses himself from, and is not present during, discussions and decisions regarding his own compensation.

Role of Compensation Consultant

The compensation committee engages an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For 2018, the compensation committee engaged Compensia, Inc., a national compensation consulting firm (“Compensia”), as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for senior executives, and with the data analysis and selection of the compensation peer group. For 2018, the scope of Compensia’s engagement included:

•	the research, development, and review of our compensation peer group;
•	the review and analysis of the compensation for our executive officers, including our CEO and our other NEOs;
•	the review of bonus plan design;
•	the review and analysis of the compensation for our non-executive directors; and
•	support on other ad hoc matters throughout the year.

The terms of Compensia’s engagement include reporting directly to the compensation committee and to the compensation committee chair. Compensia also coordinates with our management for data collection and job matching for our executive officers. In 2018, Compensia did not provide any other services to us. The compensation committee has evaluated Compensia’s independence pursuant to the listing standards of the NASDAQ and the relevant SEC rules and has determined that no conflict of interest has arisen as a result of the work performed by Compensia.

Competitive Positioning

For purposes of comparing our executive compensation against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of advertising technology, software as a service and other technology companies that are similar to us in terms of revenue, profitability, growth, and market capitalization.

In October 2017, with the assistance of Compensia, the compensation committee reviewed and updated our compensation peer group to reflect our increasing market capitalization and revenue size, and account for acquisitions of peer companies. The companies in this compensation peer group were selected on the basis of their similarity to us, based on the following criteria:

•	publicly-traded companies headquartered in the United States;

•	similar industry and competitive market for talent (advertising, software, Internet software and services, IT consulting and services, research and consulting services);

•	similar revenue size – within a range of ~0.33x to ~3.0x our last four quarters’ revenue (approximately $85 million to approximately $755 million);

•	similar market capitalization – within a range of ~0.33x to ~3.0x our market capitalization (approximately $825 million to approximately $7.4 billion);

•	product and business model similarity;

•	high growth (greater than 20% growth over the last four fiscal quarters); and

•	EBITDA margin greater than 15%.

As a result, the compensation committee approved a revised compensation peer group for 2018 consisting of the following companies which was used in connection with the compensation committee’s determination of base salary and annual bonus amounts paid to our named executive officers in 2018:

8x8	MINDBODY
Acxiom	Paycom Software
Benefitfocus	Paylocity Holding
Callidus Software	Quotient Technology
Cornerstone OnDemand	RealPage
Criteo	RingCentral
Ellie Mae	TiVo
GrubHub	Workiva
HubSpot	Zendesk
LogMeIn

The compensation committee uses data drawn from our compensation peer group to evaluate the competitive market when determining the total direct compensation packages for our executive officers, including base salary, target annual cash incentives and long-term incentive compensation. In connection with the compensation committee’s annual review of our peer group in October 2018, the compensation committee determined that certain changes to the peer group would be appropriate. The updated peer group was used for purposes of setting the equity awards granted in December 2018. 8x8, Callidus Software, Benefitfocus, TiVo, Quotient Technology and Workiva were removed due to their limited comparability, and the following companies were added: Guidewire Software, J2 Global, New Relic, Okta, Roku, Shopify, Splunk, Twilio and Ultimate Software Group.

Individual Compensation Elements

In 2018, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Element	Compensation Element	Objective
Base Salary	Cash	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance
Annual Cash Incentive Awards	Cash	Designed to motivate our executives to achieve annual business objectives and provide financial incentives when we meet or exceed these annual objectives
Long-Term Incentive Compensation	Equity awards in the form of restricted stock awards of our Class A Common Stock and options to purchase shares of Class A Common Stock	Designed to align the interests of our executives and our stockholders by motivating our executives to create sustainable long-term stockholder value

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, including our NEOs, and is an important element of compensation intended to attract and retain highly-talented individuals.

Using the competitive market data provided by Compensia, the compensation committee reviews and determines appropriate adjustments to the base salaries for each of our executive officers, including our NEOs, as part of its annual executive compensation review. Generally, the compensation committee sets the base salaries of our executive officers with reference to the competitive range of the market median of our compensation peer group and applicable executive compensation survey data, and considers the factors described in “—Executive Compensation Governance–Compensation-Setting Process” above.

In November 2017, the compensation committee approved the 2018 base salaries for our executive officers, including our NEOs, as follows: $800,000 for Mr. Green and $450,000 for each of Messrs. Ross, Perdue, Stempeck and Pickles, and Mses. Vobejda and Yang. In making these decisions, the compensation committee considered the factors described in “—Executive Compensation Governance–Compensation-Setting Process” above and reviewed data drawn from the compensation peer group as approved in October 2017. The actual base salaries paid to our NEOs in 2018 are set forth in “Information Regarding Compensation of Executive Officers and Directors—2018 Summary Compensation Table”. The 2018 base salaries increased from $625,000 for Mr. Green in 2017, and from $410,000 for each of Messrs. Ross, Perdue, Stempeck and Pickles. Mses. Vobejda and Yang were not named executive officers in 2017.

Effective as of January 1, 2019, the base salary for Mr. Green was increased to $850,000, and the base salaries for each of Messrs. Ross, Stempeck and Pickles, and Mses. Vobejda and Yang were increased to $475,000.

Annual Cash Incentive Awards

We use an annual cash incentive plan to motivate our executive officers, including our NEOs, to achieve our key annual business objectives. In November 2017, the compensation committee adopted a cash incentive plan for 2018 (the “2018 Cash Incentive Plan”) to provide financial incentives for us to meet or exceed the revenue targets established under our 2018 annual operating plan.

Target Annual Cash Incentive Award Opportunities

The target annual cash incentive award opportunities for our executive officers, including our NEOs, were recommended to the compensation committee by our CEO (except with respect to his own target annual cash incentive award opportunity), and approved by the compensation committee. The determination of target annual cash incentive award opportunities was based on the factors described in “—Executive Compensation Governance—Compensation-Setting Process” above and a review of data drawn from the compensation peer group as approved in October 2017.

In November 2017, the compensation committee approved the target annual cash incentive award opportunities for 2018 for our executive officers, including our NEOs. As a percentage of base salary, the target annual cash incentive award opportunities were, as follows: 112.5% for Mr. Green and 100% for Messrs. Ross, Perdue, Stempeck and Pickles, and Mses. Vobejda and Yang.

Performance Measure

For purposes of the 2018 Cash Incentive Plan, the compensation committee, upon the recommendation of our CEO, selected revenue as the corporate performance measure for determining the annual cash incentive awards for our executive officers, including our NEOs, for the year. The compensation committee selected this performance measure based on its belief that revenue is the financial metric that was most important to our stockholders in 2018.

Cash Incentive Plan Formula

For purposes of the 2018 Cash Incentive Plan, target bonus payments were determined based on a bonus factor applied against our revenue. The bonus factor for our CEO was set at 0.0368% of revenue if our revenue for the year was $330 million or below. The bonus factor increased by 0.04% with each incremental $10 million in revenue between $330 million and $380 million and 0.05% between $380 million and $420 million, at which point the bonus factor was set at 0.4368% of revenue. Our target performance level for 2018 was $380 million of revenue, with a bonus factor of 0.2368%, which would result in a target bonus payment of $900,000 for our CEO (i.e., 112.5% of base salary for Mr. Green). The bonus factor for each of our other NEOs was set at 0.0184% of revenue if our revenue for the year was $330 million or below. The bonus factor increased by 0.02% with each incremental $10 million in revenue between $330 million and $380 million and 0.025% between $380 million and $420 million, at which point the bonus factor was set at 0.2184% of revenue. Our target performance level for 2018 was $380 million of revenue, with a bonus factor of 0.1184%, which would result in a target bonus payment of $450,000 per NEO (i.e., 100% of base salary for Messrs. Ross, Perdue, Stempeck and Pickles, and Mses. Vobejda and Yang).

Any earned annual cash incentive awards were paid in quarterly installments during 2018, subject to the NEO remaining continuously employed by us through the end of the applicable calendar quarter. The quarterly installments were calculated based on the Company’s run rate, adjusted for seasonality, and our then-current forecast of 2018 annual revenue.

Annual Cash Incentive Award Payouts

The actual cash incentive awards earned by our NEOs under the 2018 Cash Incentive Plan were $2,083,958 for Mr. Green, and $1,041,979 for our other NEOs. The annual cash incentive award payments made to our NEOs for 2018 are set forth in “Information Regarding Compensation of Executive Officers and Directors—2018 Summary Compensation Table”.

Long-Term Incentive Compensation

We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers, including our NEOs, to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.

Long-term incentive compensation opportunities in the form of equity awards are granted by the compensation committee. The amount and forms of such equity awards are determined by the compensation committee after considering the factors described in this section under the heading “—Executive Compensation Governance— Compensation-Setting Process” above and reviewing data drawn from the compensation peer group, as revised in October 2018. Equity awards are granted to align management interests with that of stockholders, as management is only rewarded when there is an increase in stockholder value. Multi-year-vesting is used for such grants for retention purposes and to foster long-term alignment with stockholder interests. The amounts of the equity awards are also intended to provide competitively-sized awards and resulting target total direct compensation opportunities at the 75th percentile relative to our compensation peer group for similar roles and positions for each of our executive officers, taking into consideration business results, internal equity, experience and individual performance. As noted above the base salary and annual cash incentive award amounts for 2018 were established using the peer group set forth above and prior to adjustment of the peer group by our compensation committee in October 2018.

2018 Equity Awards

In December 2018, the compensation committee determined that the equity awards to be granted to our executive officers (excluding Mr. Perdue, as discussed below) should be in the form of time-based restricted stock awards for shares of our Class A Common Stock (“RSAs”) and options to purchase shares of our Class A Common Stock (“Stock Options”). The value of each form of equity award was to be equally weighted.

The compensation committee approved the following equity awards for our NEOs in 2018: For Mr. Green, options to purchase 51,225 shares of our Class A Common Stock and 27,114 shares of restricted Class A Common Stock, with an aggregate grant date value of $7,725,220; and for each of our other NEOs (excluding Mr. Perdue), options to purchase 17,535 shares of our Class A Common Stock and 9,307 shares of restricted Class A Common Stock, with an aggregate grant date fair value of $2,651,779.

The RSAs vest in equal installments over a four-year period, with 25% vesting on each of the first four anniversaries of the date of grant, contingent upon the NEO remaining continuously employed by us through each applicable vesting date.

The Stock Options vest and become exercisable over a four-year period, with 1/48th vesting on each monthly anniversary of the applicable vesting commencement date, contingent upon the NEO remaining continuously employed by us through each applicable vesting date. These options are intended to qualify as “incentive stock options” to the maximum extent permitted under the applicable tax regulations.

On November 30, 2018, we entered into a transition agreement with Mr. Perdue (the “Transition Agreement”) whereby Mr. Perdue will continue to serve as our chief operating officer through June 30, 2019. Under the terms of the Transition Agreement, which superseded the terms of Mr. Perdue’s May 2017 employment agreement, Mr. Perdue was awarded 24,000 shares of restricted Class A Common Stock subject to time- and performance-based vesting (PSUs), with an aggregate grant date value of $3,418,800. The PSUs will vest based on our achievement of pre-established revenue goals. Additionally, under the terms of our Transition Agreement, we will accelerate vesting of such unvested restricted stock awards and option awards held by Mr. Perdue as if he had remained an employee through November 30, 2019 resulting in an incremental fair value of $1,523,309 on his modified awards to be recognized over the requisite service period.

These equity awards were granted pursuant to the terms and conditions of The Trade Desk, Inc. 2016 Incentive Award Plan.

The equity awards granted to our NEOs in 2018 are set forth in “Information Regarding Compensation of Executive Officers and Directors—2018 Summary Compensation Table,” “Information Regarding Compensation of Executive Officers and Directors—2018 Grants of Plan-Based Awards Table” and “Information Regarding Compensation of Executive Officers and Directors—2018 Outstanding Equity Awards at Fiscal Year-End Table.”

Employee Benefits

Our executive officers, including our NEOs, are eligible to receive the same employee benefits that are generally available to all our full-time employees, subject to the satisfaction of certain eligibility requirements. These benefits include health and welfare plans, a Section 401(k) retirement savings plan, and an Employee Stock Purchase Plan. Our executive officers, including our NEOs, are eligible to participate in these plans on the same terms as other full-time employees. In structuring these benefit programs, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites or other personal benefits to our executive officers, including our NEOs, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.

During 2018, our board of directors determined that it was appropriate and in the interest of the Company to grant each Mr. Green and Mr. Stempeck a one-time relocation payment. For Mr. Green, the relocation payment was $79,362, and a one-time income tax “gross-up” bonus in connection with such relocation payment, in the amount of $80,707. For Mr. Stempeck, the relocation payment was $61,117, and a one-time income tax “gross-up” bonus in connection with such relocation payment, in the amount of $45,896. We also provided “keyman” insurance to Mr. Green and Mr. Pickles. No other NEOs received perquisites or other personal benefits that were, in the aggregate, $10,000 or more.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Other Compensation Policies and Practices

Policies on Hedging and Pledging of Company Securities

Our Insider Trading Compliance Policy prohibits all our employees, including our executive officers, and the members of our board of directors from engaging in derivative securities transactions, including hedging, with respect to our common stock and from pledging our securities as collateral or holding our securities in a margin account.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code ("Section 162(m)") disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain specified executive officers. For taxable years beginning before January 1, 2018 (i) these executive officers consisted of a public corporation's chief executive officer and up to three other executive officers (other than the chief financial officer) whose compensation is required to be disclosed to stockholders under the Exchange Act because they are our most highly-compensated executive officers and (ii) qualifying "performance-based compensation" was not subject to this deduction limit if specified requirements are met.

Pursuant to the Tax Cuts and Jobs Act of 2017, which was signed into law on December 22, 2017 (the "Tax Act"), for taxable years beginning after December 31, 2017, the remuneration of a public corporation's chief financial officer is also subject to the deduction limit. In addition, subject to certain transition rules (which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 and which are not subsequently modified in any material respect), for taxable years beginning after December 31, 2017, the exemption from Section 162(m)’s deduction limit for “qualified performance-based compensation” has been repealed, such that compensation paid to certain of our NEOs in excess of $1 million will not be deductible. Thus, for fiscal years beginning after December 31, 2017, all remuneration in excess of $1 million paid to a specified executive will not be deductible. These changes will cause more of our compensation to be non-deductible under Section 162(m) and will eliminate the Company's ability to structure performance-based awards to be exempt from Section 162(m).

The compensation committee believes that stockholder interests are best served if our compensation committee retains maximum flexibility to design executive compensation programs that meet stated business objectives. Therefore, the compensation committee has approved base salaries and other compensation awards for our executive officers that may not be fully deductible because of the deduction limit of Section 162(m) and, in light of the repeal of the performance-based compensation exemption, expects in the future to approve additional compensation that is not deductible for federal income tax purposes.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our board of directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Compensation Risk Assessment

Our compensation committee believes that our compensation plans, policies and practices for named executive officers and other employees do not create risks that are reasonably likely to have a material adverse effect on our Company.

INFORMATION REGARDING COMPENSATION OF

EXECUTIVE OFFICERS AND DIRECTORS

Executive Compensation

This section discusses the material components of the executive compensation program for our executive officers who are named in the “2018 Summary Compensation Table” below. We value the contributions of several of our executive officers equally as reflected in the compensation set forth in the table below. As a result of our compensation philosophy we have a larger number of named executive officers than our peer group. In 2018, our NEOs and their positions were as follows:

•	Jeff T. Green, Chief Executive Officer;
•	Paul E. Ross, Chief Financial Officer;
•	Robert D. Perdue, Chief Operating Officer;
•	Brian J. Stempeck, Chief Strategy Officer;
•	David R. Pickles, Chief Technology Officer;
•	Susan M. Vobejda, Chief Marketing Officer; and
•	Vivian W. Yang, Chief Legal Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion.

2018 Summary Compensation Table

The following table sets forth information regarding the total compensation, for services rendered in all capacities, that was paid or earned by our NEOs during the fiscal years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Year	Salary $	Option Awards ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jeff T. Green	2018	800,000	3,862,830	3,862,390	2,083,958	173,074	10,782,252
Chief Executive Officer	2017	625,000	2,178,004	2,177,856	847,598	293,760	6,122,218
	2016	400,000	1,036,236	1,097,460	487,023	3,659	3,024,378
Paul E. Ross	2018	450,000	1,325,997	1,325,782	1,041,979	12,375	4,156,133
Chief Financial Officer	2017	410,000	980,102	980,016	847,598	8,100	3,225,816
	2016	380,000	708,796	720,585	405,852	8,682	2,223,915
Robert D. Perdue	2018	450,000	1,523,309	3,418,800	1,041,979	12,375	6,446,463
Chief Operating Officer	2017	410,000	980,102	980,016	847,598	8,001	3,225,717
	2016	360,000	708,796	720,585	487,023	4,085	2,280,489
Brian J. Stempeck	2018	450,000	1,325,997	1,325,782	1,041,979	116,974	4,260,732
Chief Strategy Officer	2017	410,000	980,102	980,016	847,598	6,205	3,223,921
	2016	360,000	708,796	720,585	487,023	2,649	2,279,053
David R. Pickles	2018	450,000	1,325,997	1,325,782	1,041,979	12,320	4,156,078
Chief Technology Officer	2017	410,000	980,102	980,016	847,598	8,305	3,226,021
	2016	380,000	708,796	720,585	405,852	4,705	2,219,938
Susan M. Vobejda(5)	2018	450,000	1,325,997	1,325,782	1,041,979	12,115	4,155,873
Chief Marketing Officer
Vivian W. Yang(6)	2018	450,000	1,325,997	1,325,782	1,041,979	12,115	4,155,873
Chief Legal Officer

(1)

Amounts reflect the full grant date fair value of the Stock Options granted to our NEOs during 2018, 2017 and 2016, as applicable, calculated in accordance with ASC Topic 718. Additional information regarding these Stock Options is set forth in the “2018 Grants of Plan-Based Awards Table,” “2018 Outstanding Equity Awards at Fiscal Year End Table” and “2018 Option Exercises and Stock Vested Table.” For additional information, refer to Notes 2 and 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 22, 2019 (the “2018 Annual

Report”). For 2018, Mr. Perdue’s amount represents the incremental fair value related to the November 2018 amendment of his unvested stock options to provide for accelerated vesting, on the date of his termination of employment, as if he had remained an employee through November 30, 2019.

(2)

Amounts reflect the full grant date fair value of the RSAs and PSUs granted to our NEOs during 2018, 2017 and 2016, as applicable, calculated in accordance with ASC Topic 718. The grant date fair values of these RSAs were based on the fair value of our common stock on the date of grant, which was determined as the closing market price per share of our Class A Common Stock on the date of grant. Additional information regarding these RSAs and PSUs is set forth in the “2018 Grants of Plan-Based Awards Table,” “2018 Outstanding Equity Awards at Fiscal Year End Table” and “2018 Option Exercises and Stock Vested Table.” For additional information, refer to Notes 2 and 9 to our audited consolidated financial statements included in our 2018 Annual Report. For 2018 PSUs granted to Mr. Perdue, the grant date fair value represents the probable outcome of the performance conditions which assumes the maximum performance that can be achieved. For 2018, there was no incremental fair value related to the November 2018 amendment of his unvested restricted stock awards to provide for accelerated vesting, on the date of his termination of employment, as if he had remained an employee through November 30, 2019.

(3)

Amounts represent cash incentive awards earned by our NEOs in 2018, 2017 and 2016, as applicable, under our Annual Cash Incentive Compensation Plan. For additional information, see “Compensation Discussion and Analysis—Individual Compensation Elements—Annual Cash Incentive Awards”.

(4)

Amounts represent our Section 401(k) matching contributions for our NEOs and for 2018, our “keyman” life insurance premiums in the aggregate amounts of $630 and $205 paid on Mr. Green’s and Mr. Pickles’ behalf, respectively. In addition, for 2018, Mr. Green and Mr. Stempeck received relocation payments of $79,362 and $61,117, respectively, as well as one-time income tax “gross up” bonuses in connection with such relocation payments in amounts of $80,707 and $45,896, respectively.

(5)	Ms. Vobejda joined us in 2017 and was not a named executive officer prior to 2018.
(6)	Ms. Yang joined us in 2016 and was not a named executive officer prior to 2018.

2018 Grants of Plan-Based Awards Table

The following table provides information about awards granted in 2018 to each of our NEOs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Options and Awards ($)(3)
Jeff T. Green	N/A	900,000	—	—	—	—	—
	12/1/2018	—	—	27,114	—	—	3,862,390
	12/1/2018	—	—	—	702	156.70	42,281
	12/1/2018	—	—	—	50,523	142.45	3,820,549
Paul E. Ross	N/A	450,000	—	—	—	—	—
	12/1/2018	—	—	9,307	—	—	1,325,782
	12/1/2018	—	—	—	17,535	142.45	1,325,997
Robert D. Perdue	N/A	450,000	—	—	—	—	—
	11/30/2018	—	—	—	—	—	1,523,309
	12/1/2018	—	24,000	—	—	—	3,418,800
Brian J. Stempeck	N/A	450,000	—	—	—	—	—
	12/1/2018	—	—	9,307	—	—	1,325,782
	12/1/2018	—	—	—	17,535	142.45	1,325,997
David R. Pickles	N/A	450,000	—	—	—	—	—
	12/1/2018	—	—	9,307	—	—	1,325,782
	12/1/2018	—	—	—	17,535	142.45	1,325,997
Susan M. Vobejda	N/A	450,000	—	—	—	—	—
	12/1/2018	—	—	9,307	—	—	1,325,782
	12/1/2018	—	—	—	17,535	142.45	1,325,997
Vivian W. Yang	N/A	450,000	—	—	—	—	—
	12/1/2018	—	—	9,307	—	—	1,325,782
	12/1/2018	—	—	—	17,535	142.45	1,325,997

(1)

Amount represents the potential target annual cash incentive award under our 2018 Cash Incentive Plan. No threshold or maximum payouts were established under our 2018 Cash Incentive Plan, and accordingly, the sub-columns “Threshold ($)” and “Maximum ($)” are not applicable and have not been presented. Additional information regarding the 2018 Cash Incentive Plan is set forth in “Compensation Discussion and Analysis—Individual Compensation Elements—Annual Cash Incentive Awards”.

(2)

Pursuant to the terms of our Transition Agreement with Mr. Perdue we have granted PSUs to Mr. Perdue for 24,000 shares of Class A common stock subject to time- and performance-based vesting. There is no threshold or maximum for the PSUs and accordingly, the sub-columns “Threshold (#)” and “Maximum (#)” are not applicable and have not been presented.

(3)

Amounts represent the aggregate grant date fair values of the equity awards calculated in accordance with ASC Topic 718. All equity awards were granted under The Trade Desk, Inc. 2016 Incentive Award Plan. The aggregate grant date fair value for the RSAs and PSUs was based on the fair value of our common stock on the date of grant, which was determined as the closing market price per share of our Class A Common Stock on the date of grant. The aggregate grant date fair value for the Stock Options was based on the Black-Scholes option valuation method. This calculation is performed for accounting purposes and reported in the table. However, our NEOs may never realize any value from their equity awards. For additional information, refer to Notes 2 and 9 to our audited consolidated financial statements included in our 2018 Annual Report. For 2018, Mr. Perdue’s amount represents the incremental fair value related to the November 2018 amendment of his unvested stock options to provide for accelerated vesting, on the date of his termination of employment, as if he had remained an employee through November 30, 2019. For 2018 PSUs granted to Mr. Perdue, the grant date fair value represents the probable outcome of the performance conditions which assumes the maximum performance that can be achieved. For 2018, there was no incremental fair value related to the November 2018 amendment of his unvested restricted stock awards to provide for accelerated vesting, on the date of his termination of employment, as if he had remained an employee through November 30, 2019.

2018 Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each NEO as of December 31, 2018.

				Option Awards					Stock Awards
Name	Grant Date		Vesting Commence- ment Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeff T. Green	1/20/2015	(2)	1/20/2015	28,806	801	(5)	0.819	1/19/2025
	12/9/2015	(3)	1/1/2016	1,906	12,415	(5)	3.696	12/8/2020
	12/23/2016	(4)	12/1/2016	28,866	27,701	(6)	30.15	12/22/2026	18,200	(8)	2,112,292
	12/23/2016	(4)	12/1/2016	342	5,249	(7)	33.17	12/22/2021
	12/1/2017	(4)	12/1/2017	23,455	68,283	(9)	48.00	12/1/2027	34,029	(8)	3,949,406
	12/1/2017	(4)	12/1/2020	—	2,083	(10)	52.80	12/1/2022
	12/1/2018	(4)	12/1/2018	—	50,523	(11)	142.45	12/1/2028	27,114	(8)	3,146,851
	12/1/2018	(4)	12/1/2021	—	702	(10)	156.70	12/1/2023
Paul E. Ross	1/20/2015	(2)	1/20/2015	—	685	(5)	0.819	1/19/2025
	12/9/2015	(3)	1/1/2016	—	11,806	(5)	3.36	12/8/2025
	12/23/2016	(4)	12/1/2016	—	21,652	(12)	30.15	12/22/2026	11,950	(8)	1,386,917
	12/1/2017	(4)	12/1/2017	—	31,512	(12)	48.00	12/1/2027	15,313	(8)	1,777,227
	12/1/2018	(4)	12/1/2018	—	17,535	(12)	142.45	12/1/2028	9,307	(8)	1,080,170
Robert D. Perdue	1/20/2015	(2)	1/20/2015	5,704	1,589	(5)	0.819	1/19/2025
	12/9/2015	(3)	1/1/2016	5,148	11,163	(5)	3.36	12/8/2025
	12/23/2016	(4)	12/1/2016	21,648	21,652	(12)	30.15	12/22/2026	11,950	(8)	1,386,917
	12/1/2017	(4)	12/1/2017	10,500	31,512	(12)	48.00	12/1/2027	15,313	(8)	1,777,227
	12/1/2018	(4)	12/1/2018									24,000	(13)	2,785,440
Brian J. Stempeck	1/20/2015	(2)	1/20/2015	3,316	1,659	(5)	0.819	1/19/2025
	12/9/2015	(3)	1/1/2016	858	11,163	(5)	3.36	12/8/2025
	12/23/2016	(4)	12/1/2016	21,648	21,652	(12)	30.15	12/22/2026	11,950	(8)	1,386,917
	12/1/2017	(4)	12/1/2017	10,500	31,512	(12)	48.00	12/1/2027	15,313	(8)	1,777,227
	12/1/2018	(4)	12/1/2018	—	17,535	(12)	142.45	12/1/2028	9,307	(8)	1,080,170
David R. Pickles	2/8/2013	(2)	10/17/2012	100,000	—	(5)	0.171	2/7/2023
	1/20/2015	(2)	1/20/2015	78,507	1,671	(5)	0.819	1/19/2025
	12/9/2015	(3)	1/1/2016	31,675	11,806	(5)	3.36	12/8/2025
	12/23/2016	(4)	12/1/2016	21,648	21,652	(12)	30.15	12/22/2026	11,950	(8)	1,386,917
	12/1/2017	(4)	12/1/2017	10,500	31,512	(12)	48.00	12/1/2027	15,313	(8)	1,777,227
	12/1/2018	(4)	12/1/2018	—	17,535	(12)	142.45	12/1/2028	9,307	(8)	1,080,170
Susan M. Vobejda	11/1/2017	(4)	11/1/2027	—	—		—	—	11,250	(14)	1,305,675
	12/1/2017	(4)	12/1/2017	3,500	31,512	(12)	48.00	12/1/2027	15,313	(8)	1,777,227
	12/1/2018	(4)	12/1/2018	—	17,535	(12)	142.45	12/1/2028	9,307	(8)	1,080,170
Vivian W. Yang	8/15/2016	(3)	8/15/2016	1,263	25,292	(15)	18.03	8/14/2026
	12/23/2016	(4)	12/1/2016	—	21,652	(12)	30.15	12/22/2026	11,950	(8)	1,386,917
	12/1/2017	(4)	12/1/2017	—	31,512	(12)	48.00	12/1/2027	15,313	(8)	1,777,227
	12/1/2018	(4)	12/1/2018	—	17,535	(12)	142.45	12/1/2028	9,307	(8)	1,080,170

(1)	Market value based upon the closing price of a share of our Class A common stock on December 31, 2018.
(2)	Award granted under The Trade Desk, Inc. 2010 Stock Plan.
(3)	Award granted under The Trade Desk Inc. 2015 Equity Incentive Plan.
(4)	Award granted under The Trade Desk Inc. 2016 Incentive Award Plan.
(5)

Represents stock options vesting with respect to one-forty-eighth (1/48th) of the shares of Class B common stock subject thereto on each monthly anniversary of the vesting commencement date, subject to the applicable NEO’s continued employment through the applicable vesting date. The stock option is subject to certain vesting acceleration provisions as provided in the NEO’s employment agreement or grant agreement, as discussed in “Executive Compensation Arrangements” and “Potential Payments Upon Termination or Change in Control Table”.

(6)

Represents a stock option that vests and becomes exercisable as follows: (1) with respect to 43,299 of the shares of Class A common stock subject to the stock option (the “2016 NSO Tranche I Shares”), one-thirty-sixth (1/36th) of the 2016 NSO Tranche I Shares shall vest and become exercisable on each of the first thirty-six (36) monthly anniversaries of the vesting commencement date (rounded down to the nearest 2016 NSO Tranche I Share on each vesting date that occurs during any calendar year until the last vesting date to occur during such calendar year, with any remaining shares that would have otherwise vested during such calendar year vesting on such last vesting date in the applicable calendar year, such that the stock option will vest and become exercisable with respect to a total of 14,433 of the 2016 NSO Tranche I Shares during each of calendar years 2017, 2018 and 2019), and (2) with respect to 13,268 of the shares of Class A common stock subject to the stock option (the “2016 NSO Tranche II Shares”), one-twelfth (1/12th) of the 2016 NSO Tranche II Shares shall vest and become exercisable on each monthly anniversary of the vesting commencement date commencing with the thirty-seventh (37th) monthly anniversary of the vesting commencement date and continuing through and including the forty-eighth (48th) monthly anniversary of the vesting commencement date (rounded down to the nearest share until the last vesting date), in each case, subject to Mr. Green’s continued employment through the applicable vesting date. The stock option is subject to certain vesting acceleration provisions as provided in the NEO’s employment agreement, as discussed in “Executive Compensation Arrangements” and “Potential Payments Upon Termination or Change in Control Table”.

(7)

Represents a stock option that vests and becomes exercisable as follows: (1) with respect to 6,126 of the shares of Class A common stock subject to the stock option (the “2016 ISO Tranche I Shares”), one-thirty-sixth (1/36th) of the 2016 ISO Tranche I Shares shall vest and become exercisable on each of the first thirty-six (36) monthly anniversaries of the vesting commencement date (rounded down to the nearest 2016 ISO Tranche I Share on each vesting date that occurs during any calendar year until the last vesting date to occur during such calendar year, with any remaining shares that would have otherwise vested during such calendar year vesting on such last vesting date, such that the stock option will vest and become exercisable with respect to a total of 2,042 of the 2016 ISO Tranche I Shares during each of calendar years 2017, 2018 and 2019), and (2) with respect to 3,207 of the shares of Class A common stock subject to the stock option (the “2016 ISO Tranche II Shares”), one-twelfth (1/12th) of the 2016 ISO Tranche II Shares shall vest and become exercisable on each monthly anniversary of the vesting commencement date commencing on the thirty-seventh (37th) monthly anniversary of the vesting commencement date and continuing through and including the forty-eighth (48th) monthly anniversary of the vesting commencement date (rounded down to the nearest 2016 ISO Tranche II Share until the last vesting date), in each case, subject to Mr. Green’s continued employment through the applicable vesting date. The stock option is subject to certain vesting acceleration provisions as provided in the NEO’s employment agreement, as discussed in “Executive Compensation Arrangements” and “Potential Payments Upon Termination or Change in Control Table”.

(8)

Represents RSAs vesting with respect to 25% of the shares subject thereto on each of the four anniversaries of the vesting commencement date, subject to the applicable NEO’s continued employment through the applicable vesting date. The RSA is subject to certain vesting acceleration provisions as provided in the NEO’s employment agreement, as discussed in “Executive Compensation Arrangements” and “Potential Payments Upon Termination or Change in Control Table”.

(9)

Represents a stock option that vests and becomes exercisable as follows: (1) with respect to 70,365 of the shares of Class A common stock subject to the stock option (the “2017 NSO Tranche I Shares”), one-thirty-sixth (1/36th) of the 2017 NSO Tranche I Shares shall vest and become exercisable on each of the first thirty-six (36) monthly anniversaries of the vesting commencement date (rounded down to the nearest 2017 NSO Tranche I Share on each vesting date that occurs during any calendar year until the last vesting date to occur during such calendar year, with any remaining shares that would have otherwise vested during such calendar year vesting on such last vesting date in the applicable calendar year, such that the stock option will vest and become exercisable with respect to a total of 23,455 of the 2017 NSO Tranche I Shares during each of calendar years 2018, 2019 and 2020), and (2) with respect to 21,373 of the shares of Class A common stock subject to the stock option (the “2017 NSO Tranche II Shares”), one-twelfth (1/12th) of the 2017 NSO Tranche II Shares shall vest and become exercisable on each monthly anniversary of the vesting commencement date commencing with the thirty-seventh (37th) monthly anniversary of the vesting commencement date and continuing through and including the forty-eighth (48th) monthly anniversary of the vesting commencement date (rounded down to the nearest share until the last vesting date), in each case, subject to Mr. Green’s continued employment through the applicable vesting date. The stock option is subject to certain vesting acceleration provisions as provided in the NEO’s employment agreement, as discussed in “Executive Compensation Arrangements” and “Potential Payments Upon Termination or Change in Control Table”.

(10)

Represents a stock option that vests and becomes exercisable with respect to one-twelfth (1/12th) of the shares subject thereto on each monthly anniversary of the vesting commencement date (rounded down to the nearest share until the last vesting date), in each case, subject to Mr. Green’s continued employment through the applicable vesting date. The stock option is subject to certain vesting acceleration provisions as provided in the NEO’s employment agreement, as discussed in “Executive Compensation Arrangements” and “Potential Payments Upon Termination or Change in Control Table”.

(11)

Represents a stock option that vests and becomes exercisable as follows: (1) with respect to 38.418 of the shares of Class A common stock subject to the stock option (the “2018 NSO Tranche I Shares”), one-thirty-sixth (1/36th) of the 2018 NSO Tranche I Shares shall vest and become exercisable on each of the first thirty-six (36) monthly anniversaries of the vesting commencement date (rounded down to the nearest 2018 NSO Tranche I Share on each vesting date that occurs during any calendar year until the last vesting date to occur during such calendar year, with any remaining shares that would have otherwise vested during such calendar year vesting on such last vesting date in the applicable calendar year, such that the stock option will vest and become exercisable with respect to a total of 12,806 of the 2018 NSO Tranche I Shares during each of calendar years 2019, 2020 and 2021), and (2) with respect to 12,105 of the shares of Class A common stock subject to the stock option (the “2018 NSO Tranche II Shares”), one-twelfth (1/12th) of the 2018 NSO Tranche II Shares shall vest and become exercisable on each monthly anniversary of the vesting commencement date commencing with the thirty-seventh (37th) monthly anniversary of the vesting commencement date and continuing through and including the forty-eighth (48th) monthly anniversary of the vesting commencement date (rounded down to the nearest share until the last vesting date), in each case, subject to Mr. Green’s continued employment through the applicable vesting date. The stock option is subject to certain vesting acceleration provisions as provided in the NEO’s employment agreement, as discussed in “Executive Compensation Arrangements” and “Potential Payments Upon Termination or Change in Control Table”.

(12)

Represents stock options vesting with respect to one-forty-eighth (1/48th) of the shares of Class A common stock subject thereto on each monthly anniversary of the vesting commencement date, subject to the NEO’s continued employment through the applicable vesting date. The stock option is subject to certain vesting acceleration provisions as provided in the NEO’s employment agreement, as discussed in “Executive Compensation Arrangements” and “Potential Payments Upon Termination or Change in Control Table”.

(13)

Represents PSUs that vest as follows: (1) 25% of the PSUs will vest on March 31, 2019 with respect to the time-based vesting condition, subject to the NEO’s continued employment with the Company through March 31, 2019, and will vest with respect to the performance-based vesting condition if the applicable revenue targets for the first quarter of 2019 have been satisfied, and (2) 75% of the PSUs will vest on June 30, 2019 with respect to the time-based vesting condition, subject to the NEO’s continued employment with the Company through June 30, 2019, and 25% of the PSUs will vest with respect to the performance-based vesting condition at the end of each of second, third and fourth quarters of 2019 if the applicable revenue targets for each quarter have been satisfied. If the Company terminates the NEO’s employment without cause, then the time-based vesting condition will be deemed satisfied for 100% of the PSUs on the date of such termination.

(14)

Represents restricted stock units (RSUs) vesting with respect to 25% of the shares subject thereto on each of the four anniversaries of the vesting commencement date, subject to the applicable NEO’s continued employment through the applicable vesting date. The RSU is subject to certain vesting acceleration provisions as provided in the NEO’s employment agreement, as discussed in “Executive Compensation Arrangements” and “Potential Payments Upon Termination or Change in Control Table”.

(15)

Represents stock options vesting with respect to one-fourth of the shares of Class B common stock subject thereto on the first anniversary of the vesting commencement date and with respect to one-forty-eighth (1/48th) of the shares of Class B common stock subject thereto on each monthly anniversary of the vesting commencement date thereafter, subject to the NEO’s continued employment through the applicable vesting date. The stock option is subject to certain vesting acceleration provisions as provided in the NEO’s employment agreement, as discussed in “Executive Compensation Arrangements” and “Potential Payments Upon Termination or Change in Control Table”.

2018 Option Exercises and Stock Vested Table

The following table sets forth information with respect to the NEOs concerning the exercise of stock options and stock awards that vested during the year ended December 31, 2018.

	Option Exercises		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jeff T. Green	14,225	$1,775,004	20,443	$2,912,105
Paul E. Ross	83,605	6,744,276	11,079	1,578,204
Robert D. Perdue	248,509	17,485,066	11,079	1,578,204
Brian J. Stempeck	103,784	11,228,689	11,079	1,578,204
David R. Pickles	—	—	11,079	1,578,204
Susan M. Vobejda	7,000	584,817	8,854	1,201,815
Vivian W. Yang	48,160	4,334,722	11,079	1,578,204

(1)	Based upon the closing price of a share of our Class A common stock on the date of exercise, which ranged from $46.37 per share to $151.49 per share.
(2)	Based upon the closing price of a share of Class A common stock on the date of vesting, which ranged from $126.60 per share to $142.45 per share.

Executive Compensation Arrangements

Current Executive Employment Agreements

In 2017, we entered into executive employment agreements with our CEO and each of our other NEOs that provide for “at will” employment, meaning that either we or the NEO may terminate the employment relationship at any time without cause.

Employment Agreement with Jeff T. Green.

Mr. Green’s base salary under the 2017 employment agreement is subject to annual review and adjustment by our board of directors and was $800,000 for 2018. Mr. Green was eligible to earn an annual cash incentive bonus with a target amount equal to 112.5% of his base salary for 2018, which was payable in quarterly installments within 60 days after the end of each calendar quarter. Mr. Green is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Mr. Green’s 2017 employment agreement provides that, in the event that his employment is terminated by us without “cause” (as defined in his new employment agreement) or Mr. Green resigns for “good reason” (as defined in his new employment agreement), in either case, subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to 1.5 times the sum of (x) his then-current base salary and (y) his target annual cash incentive bonus for the year of termination; (ii) a pro-rated annual cash incentive bonus based on actual Company performance through the date of termination; (iii) acceleration of all time-based equity awards held by Mr. Green in which Mr. Green would have vested if he had remained employed for an additional 18 months; and (iv) if Mr. Green is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of 18 months following termination or the end of Mr. Green’s COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to Mr. Green had he remained employed with us.

In lieu of the payments and benefits described in the preceding paragraph, in the event that Mr. Green’s employment is terminated by us without cause or Mr. Green resigns for good reason, in either case within three months prior to or 24 months following a “change in control” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) a lump sum cash payment equal to 3.0 times the sum of (x) Mr. Green’s then-current base salary (or his base salary in effect immediately prior to the change in control, if higher) and (y) his target annual incentive compensation; (ii) a pro-rated annual cash incentive bonus based on target Company performance through the date of termination; (iii) full acceleration of all time-based equity awards held by Mr. Green; and (iv) if Mr. Green is participating in our group health plan immediately prior to his termination, a lump sum cash payment equal to an amount that we would have made to provide health insurance to him had he remained employed with us for an additional 36 months.

In addition, Mr. Green remains bound by certain restrictive covenants, including non-competition and non-solicitation provisions, which have been incorporated by reference into the new employment agreement from his prior employment agreement. These restrictive covenants apply during the term of Mr. Green’s employment and for one year thereafter. The payments and benefits provided to Mr. Green in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may also subject Mr. Green to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Mr. Green in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to Mr. Green.

Employment Agreements with each of Messrs. Ross, Perdue, Stempeck, and Pickles, and Mses. Vobejda and Yang.

The base salary under each of the 2017 employment agreements for our other NEOs is subject to annual review and adjustment, and was $450,000 for 2018. Each NEO was eligible to earn an annual cash incentive bonus with a target amount equal to 100% of his or her base salary, which was payable in quarterly installments within 60 days after the end of each calendar quarter. Each NEO is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

The 2017 employment agreements for each of Messrs. Ross, Perdue, Stempeck, and Pickles, and Mses. Vobejda and Yang provides that, in the event that his or her employment is terminated by us without “cause” (as defined in the respective employment agreement) or such NEO resigns for “good reason” (as defined in the respective employment agreement), in either case subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, the NEO will be entitled to receive (i) an amount equal to the sum of (x) his or her current base salary and (y) his or her target annual cash incentive bonus for the year of termination; (ii) a pro-rated annual cash incentive bonus based on actual Company performance through the date of termination; (iii) acceleration of all time-based equity awards held by the NEO in which such NEO would have vested if he had remained employed for an additional 12 months; and (iv) if the NEO is participating in our group health plan immediately prior to his or her termination, a monthly cash payment until the earlier of 12 months following termination or the end of the respective COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to such NEO had he remained employed with us.

In lieu of the payments and benefits described in the preceding paragraph, in the event that the employment of Messrs. Ross, Perdue, Stempeck, and Pickles, and Mses. Vobejda and Yang is terminated by us without cause or any such NEO resigns for good reason, in either case within three months prior to or 24 months following a “change in control” (as defined in the respective employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, each NEO will be entitled to receive (i) a lump sum cash payment equal to 2.0 times the sum of (x) his or her then-current base salary (or his or her base salary in effect immediately prior to the change in control, if higher) and (y) his or her target annual incentive compensation; (ii) a pro-rated annual cash incentive bonus based on target Company performance through the date of termination; (iii) full acceleration of all time-based equity awards held by the NEO; and (iv) if the NEO is participating in our group health plan immediately prior to his or her termination, a lump sum cash payment equal to an amount that we would have made to provide health insurance to him had he remained employed with us for an additional 24 months.

In addition, each of Messrs. Ross, Perdue, Stempeck, and Pickles, and Mses. Vobejda and Yang remains bound by certain restrictive covenants, including non-competition and non-solicitation provisions, which have been incorporated by reference into the new employment agreement from each such NEO’s prior employment agreement. These restrictive covenants apply during the term of the NEO’s employment and for one year thereafter. The payments and benefits provided to each of Messrs. Ross, Perdue, Stempeck, and Pickles, and Mses. Vobejda and Yang in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may also subject ach of Messrs. Ross, Perdue, Stempeck, and Pickles, and Mses. Vobejda and Yang to an excise tax under Section 4999 of the Code. If the payments or benefits payable to ach of Messrs. Ross, Perdue, Stempeck, and Pickles, and Mses. Vobejda and Yang in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to the impacted executive.

Transition Agreement with Mr. Perdue

On November 30, 2018, we entered into the Transition Agreement with Mr. Perdue, pursuant to which he will continue to serve as our chief operating officer through June 30, 2019 to ensure an effective transition of his duties and responsibilities. Under the terms of the Transition Agreement, Mr. Perdue will be eligible to receive, in connection with his termination of employment on July 1, 2019 (or earlier, if terminated by us without “cause” (as defined in the Transition Agreement)), subject to execution and effectiveness of a supplemental release of claims in our favor: (i) one year of his 2019 annual base salary plus his 2019 target annual incentive compensation, (ii) a pro-rated portion of his annual cash incentive compensation based on actual achievement of performance objectives, and (iii) one year of COBRA premiums. Additionally, pursuant to the terms of the Transition Agreement, the Company will (A) accelerate vesting of such unvested restricted stock awards and option awards held by Mr. Perdue as if Mr. Perdue had remained an employee through November 30, 2019 and (B) grant Mr. Perdue a restricted stock unit award for 24,000 shares of the Company’s Class A common stock subject to time- and performance-based vesting. In return for these benefits, Mr. Perdue has provided a general release and waiver of claims.

Potential Payments Upon Termination or Change in Control Table

The following table shows the potential payments and benefits to be received by our NEOs upon a termination of employment without cause or for good reason and upon a termination without cause or for good reason in connection with a change in control. The types of events constituting cause, good reason and change in control may differ in some respects among the different arrangements providing for benefits to the NEOs; however, for consistency in presentation, our executive compensation arrangements have been grouped together based on these concepts without regard for any such differences. Our NEOs are not entitled to any payments and benefits if they are terminated for cause or resign without good reason, are terminated due to death or disability, or retire. Except for Stock Options that were granted to our NEOs prior to 2016, which provide for the acceleration of 50% of the unvested shares subject to the options upon a change in control, we do not have any agreements or other arrangements with our NEOs that provide for payments and benefits solely upon a change in control without an accompanying termination of employment. The table below summarizes the payments and benefits available to each NEO under various termination scenarios, assuming the separation from service was on December 31, 2018. The value of vested equity is based on the closing price of a share of the Company’s Class A common stock on December 31, 2018, which was $116.06 per share.

Name and Termination / Change in Control Scenario	Cash Severance Payment ($)(1)	Equity Awards ($)		Benefits ($)(6)	Total Payout ($)(7)
Jeff T. Green
Without Cause or Resignation for Good Reason (No Change in Control)	2,100,000	9,152,433	(2)	124,313	11,376,746
Without Cause or Resignation for Good Reason (Change in Control)	3,300,000	18,289,850	(3)	156,317	21,746,167
Upon a Change in Control	—	743,540	(4)	—	743,540

Paul E. Ross
Without Cause or Resignation for Good Reason (No Change in Control)	900,000	4,503,166	(2)	73,260	5,476,426
Without Cause or Resignation for Good Reason (Change in Control)	1,350,000	9,658,621	(3)	94,596	11,103,217
Upon a Change in Control	—	704,681	(4)	—	704,681

Robert D. Perdue
Without Cause or Resignation for Good Reason (No Change in Control)	950,000	5,539,697	(5)	73,260	6,562,957
Without Cause or Resignation for Good Reason (Change in Control)	950,000	5,539,697	(5)	73,260	6,562,957
Upon a Change in Control	—	720,480	(4)	—	720,480

Brian J. Stempeck
Without Cause or Resignation for Good Reason (No Change in Control)	900,000	4,551,848	(2)	26,096	5,477,944
Without Cause or Resignation for Good Reason (Change in Control)	1,350,000	9,698,399	(3)	47,433	11,095,832
Upon a Change in Control	—	724,513	(4)	—	724,513

David R. Pickles
Without Cause or Resignation for Good Reason (No Change in Control)	900,000	4,616,794	(2)	73,260	5,590,054
Without Cause or Resignation for Good Reason (Change in Control)	1,350,000	9,772,248	(3)	94,596	11,216,844
Upon a Change in Control	—	761,494	(4)	—	761,494

Susan M. Vobejda
Without Cause or Resignation for Good Reason (No Change in Control)	900,000	2,012,181	(2)	43,404	2,955,585
Without Cause or Resignation for Good Reason (Change in Control)	1,350,000	6,307,779	(3)	64,741	7,722,520
Upon a Change in Control	—	—		—	—

Vivian W. Yang
Without Cause or Resignation for Good Reason (No Change in Control)	900,000	4,686,047	(2)	34,966	5,621,013
Without Cause or Resignation for Good Reason (Change in Control)	1,350,000	10,728,519	(3)	56,303	12,134,822
Upon a Change in Control	—	—		—	—

(1)

Reflects the aggregate amount of cash severance payable to each NEO based on a multiple of base salary and target annual incentive compensation as of 2018 pursuant to the terms of the respective NEO’s employment agreement, as described above.

(2)	Represents the value of equity award vesting accelerated by an additional 18 months for Mr. Green and by 12 months for our other NEOs.
(3)	Represents the value of full acceleration of equity award vesting.

(4)	Represents the value of 50% acceleration of equity award vesting on awards granted to our NEOs prior to 2016.
(5)

Represents the value of Mr. Perdue’s time-based options accelerating through November 30, 2019 and his PSUs vesting through December 31, 2019 assuming full time- and performance-based vesting based on the probability and estimated level of achievement of the performance goals, pursuant to the terms of the Transition Agreement.

(6)

Represents the estimated value of unused accrued vacation and the continuation of health benefits that each NEO would have been entitled to receive upon a termination of employment as of December 31, 2018, as based on actual 2019 premiums.

(7)

The respective employment agreement for each NEO includes a modified cutback provision, such that if any severance payments or benefits would constitute a “parachute payment” and would be subject to the excise tax imposed by Section 4999 of the Code, the aggregate benefits will either be delivered in full or delivered in a lesser amount that would result in no portion of the aggregate benefits being subject to the excise tax, whichever results in the receipt by the NEO of the greatest amount of aggregate benefits on an after-tax basis. For purposes of the table set forth above, it has been assumed that the payments and benefits will not be reduced pursuant to the preceding sentence and, accordingly, include the full value of such payments and benefits.

Equity Compensation Plan Information

The following table summarizes information as of December 31, 2018, about our equity compensation plans, including The Trade Desk, Inc. 2010 Stock Plan, The Trade Desk Inc. 2015 Equity Incentive Plan, The Trade Desk Inc. 2016 Incentive Award Plan and the Trade Desk Inc. 2016 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)(#)(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)($)(1)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c) ($)(2)
Equity compensation plans approved by security holders(2)	4,859,057	37.03	3,764,475
Equity compensation plans not approved by security holders	—	—	—
Totals	4,859,057	37.03	3,764,475

(1)

Includes 4,629,723 shares issuable upon the exercise of outstanding options with a weighted average exercise price of $37.03 and 229,334 shares issuable upon the vesting of outstanding restricted stock units. The weighted-average exercise price in column (b) is calculated solely based on outstanding stock options. Does not include purchase rights accruing under the 2016 Employee Stock Purchase Plan because the purchase right (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.

(2)

Consists of shares available for future issuance under our 2016 Incentive Award Plan and 2016 Employee Stock Purchase Plan. As of December 31, 2018, 3,564,632 shares of Class A common stock were available for issuance under the 2016 Incentive Award Plan and 199,843 shares of Class A common stock were available for issuance under the 2016 Employee Stock Purchase Plan (which number includes shares subject to purchase during the current purchase period, which commenced on November 16, 2018, and the exact number of which will not be known until the end of the purchase period on May 15, 2019. Subject to the number of shares remaining in the share reserve, the maximum number of shares purchasable by any participant on any one purchase date for any purchase period, including the current period, may not exceed 1,533). On January 1, 2019, the number of shares authorized for grant under the Company’s 2016 Incentive Award Plan and the 2016 Employee Stock Purchase Plan was increased by 1,754,566 million shares and 438,641 million shares, respectively, in accordance with plan provisions. Awards previously granted under the equity compensation plans that are forfeited, cancelled or otherwise terminated (other than by exercise) will be added to the share reserve of the 2016 Incentive Award Plan. For additional information, refer to Notes 2 and 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

CEO Pay Ratio

In determining the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee (excluding the CEO), we started by identifying our median employee using our entire worldwide employee population on December 31, 2018. We selected annual total direct compensation as our consistently applied compensation measure, which we calculated as cash compensation from base wages, bonuses and commissions, and the grant date fair value of equity awards granted to our employees in 2018. Compensation was annualized for our employees who were hired in 2018. Compensation for international employees was converted to U.S. dollar equivalents using month-end exchange rates and no cost of living adjustments were made.

Once the median employee was identified based on this approach, we calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table. Our median employee compensation was $143,902. Our CEO’s compensation was $10,782,252. Therefore, our CEO to median employee pay ratio was 75:1 for 2018.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the company used the pay ratio measure in making compensation decisions.

2018 Director Compensation Table

Our non-employee directors receive the following annual retainer fees for board and committee service: a cash retainer for each board member of $45,000 and, for the lead independent director, an additional cash retainer of $20,000. Members of the audit, compensation and nominating and corporate governance committees receive an additional cash retainer of $10,000, $8,000 and $5,000, respectively, and the chair of each the foregoing committees will receive an additional cash retainer of $24,000, $16,000 and $10,000, respectively. Each director may make an annual election to receive an equity award in lieu of the cash retainer in the form of restricted stock, restricted stock units, stock options or a mix thereof. The equity awards will vest in quarterly installments over the one-year period following the grant or, if earlier, will vest in full on the date of our next annual meeting. All unvested equity awards will vest upon a change of control of the Company.

Each newly elected non-employee director receives an initial director equity award, upon initial election to our board with a value of $200,000 and may elect to receive the initial director equity award in the form of restricted stock, restricted stock units, stock options or a mix of one-half restricted stock or restricted stock units and one-half options. The initial director equity award will generally vest in substantially equal quarterly installments over the three-year period following the grant. On the date of each annual meeting, continuing directors will receive an annual director equity grant with a value of $200,000 and may elect to receive the equity award in the form of restricted stock, restricted stock units, stock options or a mix thereof. The annual director equity award will vest in quarterly installments over the one-year period following the grant or, if earlier, will vest in full on the date of our next annual meeting. All unvested equity awards will vest upon a change of control of the Company. A director who is appointed to our board of directors other than on the date of an annual meeting will receive a prorated annual director equity award. Directors who join our board of directors on the date of an annual meeting will receive both an initial director equity grant and an annual director equity award.

We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in attending board and committee meetings. Our employee directors did not receive any additional compensation for their service as members of our board of directors in 2018.

The following table sets forth information for the year ended December 31, 2018 regarding the compensation awarded to, earned by or paid to our non-employee directors. Lise J. Buyer joined our Board of Directors in March 2019, and accordingly, did not receive any compensation from us during the year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)(5)(6)(7)	Option Awards ($)(8)	Total ($)
Kathryn E. Falberg	—	280,968	—	280,968
Thomas Falk	—	252,984	—	252,984
Eric B. Paley	—	259,956	—	259,956
Gokul Rajaram	27,185	398,562	—	425,747
David B. Wells	—	276,963	—	276,963

(1)	Amounts reflect cash payments for retainer fees paid to Mr. Rajaram prorated based on the date of his joining the board on May 23, 2018.
(2)

On May 3, 2018, Ms. Falberg, Mr. Falk, Mr. Paley and Mr. Wells elected to be granted stock awards (RSAs for Ms. Falberg, Mr. Paley and Mr. Wells and RSUs for Mr. Falk) for their annual retainer and committee fees in lieu of quarterly cash payments, and each were granted 910 restricted shares of our Class A common stock for their annual retainer fees. Further, Ms. Falberg, Mr. Falk, Mr. Paley and Mr. Wells were granted 728, 162, 303 and 647 stock awards, respectively, for their annual committee fees. These stock awards, granted on May 3, 2018, vest quarterly through the first anniversary of the grant date, or if earlier, on the date of the next annual meeting of stockholders, subject to continued service. All unvested stock awards will vest upon a change of control of the Company.

(3)

On May 23, 2018, Mr. Rajaram elected to be granted 2,410 RSAs for his initial director equity award and 2,278 RSAs for his annual director equity award. Mr. Rajaram’s initial director equity award vests quarterly over a three-year period through the third anniversary of the grant date, or if earlier, on the date of the next annual meeting of stockholders, subject to continued service. Mr. Rajaram’s annual equity award vests quarterly through the first anniversary of the grant date, or if earlier, on the date of the next annual meeting of stockholders, subject to continued service. All unvested equity awards will vest upon a change of control of the Company.

(4)

On August 2, 2018, Mr. Rajaram elected to be granted 109 RSAs for committee fees for his service on the compensation committee and the nominating and corporate governance committee These RSAs, granted on August 2, 2018 vest in three equal installments on the date of each of the next three, quarterly anniversaries of the grant date, or if earlier, on the date of each of the next three regularly scheduled quarterly Company Corporate Board meetings from the date of grant, subject to continued service. All unvested equity awards will vest upon a change of control of the Company.

(5)

Amounts reflect the aggregate grant date fair value of restricted stock and restricted stock units granted to our non-employee directors during 2018, calculated in accordance with ASC Topic 718. The grant date fair values of these awards were based on the fair value of our common stock on the date of grant, which was determined as the closing market price per share of our Class A Common Stock on the date of grant. For additional information, refer to Notes 2 and 9 to our audited consolidated financial statements included in our 2018 Annual Report.

(6)	On August 2, 2018, Mr. Rajaram replaced Mr. Falk as a member of the compensation committee. As a result, 121 RSUs previously granted to Mr. Falk were cancelled.
(7)	As of December 31, 2018, Ms. Falberg, Mr. Falk, Mr. Paley, Mr. Rajaram and Mr. Wells held unvested stock awards of 2,843, 2,479, 2,630, 3,223 and 2,802, respectively.
(8)

As of December 31, 2018, Ms. Falberg, held stock options to purchase an aggregate of 30,303 Class B common shares. Mr. Wells held stock options to purchase an aggregate of 9,479 Class A common shares and 25,000 Class B common shares. None of our other non-employee directors held Stock Options as of December 31, 2018.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this compensation committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that The Trade Desk, Inc. specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed the section captioned “Compensation Discussion and Analysis” with management. Based on such review and discussions, the compensation committee recommended to the board of directors that this “Compensation Discussion and Analysis” section be included in this proxy statement.

COMPENSATION COMMITTEE

Kathryn E. Falberg (Chairperson)

Gokul Rajaram

David B. Wells

OWNERSHIP OF THE TRADE DESK, INC. COMMON STOCK

The following table sets forth information with respect to the beneficial ownership of our common stock as of January 31, 2019 for:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares of Class A common stock or Class B common stock
•	each of our NEOs;
•	each of our directors; and
•	all of our current directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, which generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power over that security, including options and restricted stock and performance units that are currently exercisable or exercisable within 60 days of January 31, 2019. Unless otherwise indicated, to our knowledge, the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. The information in the table below does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.

We have based our calculation of the percentage of beneficial ownership on 37,544,005 shares of Class A common stock and 6,529,619 shares of Class B common stock outstanding as of January 31, 2019. We have deemed shares of our common stock subject to stock options and restricted stock units and performance units that are currently exercisable or exercisable within 60 days of January 31, 2019 to be outstanding and to be beneficially owned by the person holding the stock option or units for the purpose of computing the percentage ownership of that person. We did not, however, deem such shares outstanding for the purpose of computing the percentage ownership of any other person or entity.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o The Trade Desk, Inc., 42 N. Chestnut Street, Ventura, California 93001.

	Shares Beneficially Owned				% of Total Voting Power(1)
	Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%
5% Stockholders:
The Vanguard Group, Inc.(2)	3,375,430	9.0	—	—	3.3
Blackrock, Inc.(3)	2,424,756	6.5	—	—	2.4
FMR, LLC(4)	2,026,767	5.4	—	—	2.0
Executives and Directors:
Jeff T. Green(5)	168,774	*	6,161,772	93.9	59.8
Paul E. Ross(6)	46,527	*	4,305	*	*
Robert D. Perdue(7)	175,645	*	15,873	*	*
Brian J. Stempeck(8)	90,185	*	113,049	1.7	1.2
David R. Pickles(9)	90,793	*	383,356	5.7	3.7
Susan M. Vobejda(10)	33,528	*	—	*	*
Vivian W. Yang(11)	52,112	*	5,052	*	*
Lise J. Buyer (12)	9,400	*	—	*	*
Kathryn E. Falberg(13)	109,786	*	30,303	*	*
Thomas Falk(14)	98,759	*	—	*	*
Eric B. Paley(15)	49,095	*	—	*	*
Gokul Rajaram(16)	4,797	*	—	*	*
David B. Wells(17)	23,081	*	20,290	*	*
All executive officers and directors as a group (13 persons)(18)	952,482	2.5	6,734,000	98.1	64.2

*	Less than 1%.

(1)

Percentage of total voting power represents voting power with respect to all shares of Class A common stock and Class B common stock, as a single class. Holders of Class B common stock are entitled to ten votes per share, and holders of Class A common stock are entitled to one vote per share.

(2)

Based on information reported by The Vanguard Group, Inc. on Schedule 13G/A filed with the SEC on February 12, 2019, consists of 3,375,430 of Class A common stock beneficially owned, with sole voting power over 69,151 shares, shared voting power over 6,583 shares, sole dispositive power over 3,302,673 shares and shared dispositive power over 72,757 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(3)

Based on information reported by Blackrock, Inc. on Schedule 13G filed with the SEC on February 8, 2019, consists of consists of 2,424,756 of Class A common stock beneficially owned, with sole voting power over 2,341,810 shares and sole dispositive power over 2,424,756 shares. The address for Blackrock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)

Based on information reported by FMR LLC on Schedule 13G filed with the SEC on February 13, 2019, consists of consists of 2,026,767 of Class A common stock beneficially owned, with sole voting power over 88,730 shares and sole dispositive power over 2,026,767 shares. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(5)

Consists of (a) 98,539 shares of Class A common stock and 4,859,780 shares of Class B common stock held by Jeff T. Green, (b) 1,266,667 shares of Class B common stock held by Jeff T. Green, trustee of the Green Irrevocable Trust of 2015, (c) 70,235 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of January 31, 2019, and (d) 35,325 shares of Class B common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of January 31, 2019.

(6)

Consists of (a) 37,959 shares of Class A common stock held by Paul E. Ross, (b) 8,568 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of January 31, 2019, and (c) 4,305 shares of Class B common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of January 31, 2019.

(7)

Consists of (a) 130,389 shares of Class A common stock held by Robert D. Perdue, (b) 39,256 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of January 31, 2019, (c) 6,000 shares of Class A common stock issuable upon the vesting of performance units within 60 days of January 31, 2019 subject to time-based and performance-based vesting conditions, and (c) 15,873 shares of Class B common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of January 31, 2019.

(8)

Consists of (a) 49,469 shares of Class A common stock and 103,784 shares of Class B common stock held by Brian J. Stempeck, (b) 40,716 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of January 31, 2019, and (c) 9,265 shares of Class B common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of January 31, 2019.

(9)

Consists of (a) 50,077 shares of Class A common stock and 167,883 shares of Class B common stock held by David R. Pickles, (b) 40,716 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of January 31, 2019, and (c) 215,473 shares of Class B common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of January 31, 2019.

(10)

Consists of (a) 25,068 shares of Class A common stock held by Susan M. Vobejda and (b) 8,460 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of January 31, 2019.

(11)

Consists of (a) 43,544 shares of Class A common stock held by Vivian W. Yang, (b) 8,568 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of January 31, 2019, and (c) 5,052 shares of Class B common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of January 31, 2019.

(12)	Consists of 9,400 shares of Class A common stock held by Lise J. Buyer.
(13)

Consists of (a) 10,286 shares of Class A common stock held by Kathryn E. Falberg, (b) 39,500 shares of Class A common stock held by a trust for which Ms. Falberg is a trustee, (c) 60,000 shares of Class A common stock held by a family trust for which Ms. Falberg is a co-trustee, and (d) 30,303 shares of Class B common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of January 31, 2019 due to early exercise provision in award agreement.

(14)

Consists of (a) 6,790 shares of Class A common stock held by Thomas Falk, (b) 1,238 shares of Class A common stock issuable upon the vesting of restricted stock units within 60 days of January 31, 2019, (c) 90,731 shares of Class A common stock held by eValue AG (“eValue”).Thomas Falk, one of our directors, owns 100% of the economic interest and all of the voting interest of eValue, and owned all of the economic and voting interest of Falk Ventures GmbH (“Falk Ventures”). Falk Ventures merged with eValue with eValue remaining as the surviving entity. Mr. Falk may be deemed to beneficially own the shares of eValue. The address for eValue is Kennedydamm 1, 40476 Dusseldorf, Germany.

(15)

Consists of (a) 31,881 shares of Class A common stock held by Eric Paley, (b) 12,822 shares of Class A common stock held indirectly by Eric Paley, trustee of the Eric Paley 2018 Annuity Trust, and (c) 4,392 shares of Class A common stock held indirectly by Eric Paley 2015 Remainder Trust – GST Exempt Share.

(16)	Consists of 4,797 shares of Class A common stock held by Gokul Rajaram.
(17)

Consists of (a) 13,602 shares of Class A common stock held by David B. Wells, (b) 9,479 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of January 31, 2019, and (c) 20,290 shares of Class B common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of January 31, 2019.

(18)

Consists of (a) 709,898 shares of Class A common stock, (b) 6,398,114 shares of Class B common stock, (c) 225,998 shares of Class A common stock issuable pursuant to options currently exercisable or exercisable within 60 days of January 31, 2019, (d) 6,000 shares of Class A common stock issuable upon the vesting of performance units within 60 days of January 31, 2019 subject to time-based and performance-based vesting conditions, (e) 1,238 shares of Class A common stock issuable upon the vesting of restricted stock units within 60 days of January 31, 2019, and (f) 335,886 shares of Class B common stock issuable pursuant to options currently exercisable or exercisable within 60 days of January 31, 2019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2018, to which we have been a party, in which the amount involved exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. Our audit committee is tasked with reviewing and approving such transactions, taking into consideration all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than ten percent of our common stock to file reports on Forms 3, 4 and 5 with the SEC concerning their ownership of, and transactions in, our common stock.

To our knowledge, based solely on our review of the copies of such reports furnished to us and on the representations of the reporting persons, all of these reports were timely filed during the last fiscal year, except that Mr. Falk filed a Form 5 and a Form 5/A and Mr. Rajaram filed a late Form 3 and late Form 4s with respect to the grant of restricted stock awards on May 23, 2018 and with respect to the grant of restricted stock awards on August 2, 2018.

.

ADDITIONAL INFORMATION

Other Matters

We know of no other matters to be submitted at the 2019 annual meeting of stockholders. If any other matters properly come before the annual meeting of stockholders, it is the intention of the proxy holders to vote the shares they represent as the board of directors may recommend.

THE BOARD OF DIRECTORS

/s/ JEFF T. GREEN
JEFF T. GREEN Chief Executive Officer

Dated: March 19, 2019

APPENDIX A

NON-GAAP FINANCIAL MEASURE INFORMATION

Set forth below in this Appendix A is important information about Adjusted EBITDA, a non-GAAP measure, discussed in the proxy statement.

Adjusted EBITDA

In addition to our results determined in accordance with GAAP, we believe that Adjusted EBITDA, a non-GAAP measure, is useful in evaluating our business. The following table presents a reconciliation of net income to Adjusted EBITDA for each of the periods indicated:

	Year Ended December 31,
	2018	2017
	(in thousands)
Net income	88,140	50,798
Add back:
Depreciation and amortization expense	11,822	7,209
Stock-based compensation expense	42,210	21,317
Interest expense	1,550	1,791
Interest income	(1,883)	(93)
Secondary offering costs	—	1,523
Provision for income taxes	17,597	12,827
Adjusted EBITDA	159,436	95,372

We use Adjusted EBITDA as a measure of operational efficiency to understand and evaluate our core business operations. We believe that Adjusted EBITDA is useful to investors for period to period comparisons of our core business. Accordingly, we believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:

•

although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•

Adjusted EBITDA does not reflect: (1) changes in, or cash requirements for, our working capital needs; (2) the potentially dilutive impact of stock-based compensation; (3) secondary offering costs not considered part of our core business; or (4) tax payments that may represent a reduction in cash available to us; and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.

Because of these and other limitations, you should consider Adjusted EBITDA along with other GAAP-based financial performance measures, including various cash flow metrics, net income and our GAAP financial results.

theTradeDesk

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:59 p.m. Pacific Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TTD2019**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 8:59 p.m. Pacific Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E63678-P18061

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE TRADE DESK, INC.

The Board of Directors recommends you vote FOR the following nominees:

1. Election of Directors

Nominees:	**For**	**Withhold**
1a. Lise J. Buyer	☐	☐
1b. Kathryn E. Falberg	☐	☐
1c. David B. Wells	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	**Against**	**Abstain**
2. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	**Against**	**Abstain**
3. To approve, on a non-binding advisory basis, the compensation of our named executive officers.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

DESK, INC. 42 N. CHESTNUT STREET VENTURA, CA 93001 VOTE BY INTERNET

Stockholders who wish to view the Proxy Statement and Annual Report on Form 10-K of The Trade Desk, Inc. on the Internet can view the 2019 Annual Meeting materials at www.proxyvote.com or at investors.thetradedesk.com. THE TRADE DESK, INC. Annual Meeting of Stockholders April 30, 2019 2:30 PM PT This proxy is solicited by the Board of Directors The stockholder hereby appoints Jeff Green, Paul Ross and Vivian Yang, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of THE TRADE DESK, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 2:30 PM, PT on April 30, 2019 at www.virtualshareholdermeeting.com/TTD2019. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side

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